Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

GREEN PLAINS INC.,

GREEN PLAINS CATTLE COMPANY, LLC,

TGAM AGRIBUSINESS FUND HOLDINGS-B LP,

and

STEPSTONE ATLANTIC FUND, L.P.

Dated as of September 6, 2019

ii

3.29	Accounts Receivable	34
3.30	Accounts	35
3.31	No Brokers	35
3.32	No Disqualification Events	35
3.33	No Other Representations or Warranties	35

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF GREEN PLAINS	35

4.1	Organization	35
4.2	Power and Authority	36
4.3	Enforceability	36
4.4	No Violation; Consents and Approvals	36
4.5	Company Interests	36
4.6	No Legal Proceedings	36
4.7	No Brokers' Fee	36
4.8	No Other Representations or Warranties	36

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE BUYERS	37

5.1	Organization	37
5.2	Power and Authority	37
5.3	Enforceability	37
5.4	No Violation; Consents and Approvals	37
5.5	No Legal Proceedings	37
5.6	No Brokers' Fee	38
5.7	Investment Representations	38
5.8	Disqualification Event	38
5.9	Buyer's Due Diligence	38

ARTICLE 6	CERTAIN COVENANTS AND AGREEMENTS	38

6.1	Public Announcements	38
6.2	Fees and Expenses	39
6.3	Cooperation	39
6.4	Tax Matters	39
6.5	Transaction Expenses	40

ARTICLE 7	CLOSING DELIVERABLES	40

7.1	Company Deliverables	40
7.2	Green Plains Deliverables	41
7.3	Buyers Deliverables	42

ARTICLE 8	INDEMNIFICATION	42

8.1	Indemnification Obligations of Green Plains	42
8.2	Indemnification Obligations of the Buyers	43
8.3	Indemnification Procedure	43
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8.4	Survival	44
8.5	Limitation on Indemnity	45
8.6	Damage to the Buyers	47
8.7	Tax Treatment	47
8.8	Exclusive Remedies	47

ARTICLE 9	MISCELLANEOUS	47

9.1	Notices	48
9.2	Disclosure Schedules	48
9.3	Assignment; Successors in Interest	48
9.4	Interpretation	48
9.5	Captions	48
9.6	Controlling Law	48
9.7	Consent to Jurisdiction, etc.	49
9.8	Specific Performance	49
9.9	Arbitration	49
9.10	Legal Representation	51
9.11	Severability	52
9.12	Amendment	52
9.13	Counterparts	52
9.14	Enforcement of Certain Rights	52
9.15	Waiver	52
9.16	Integration	52

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September 6, 2019 (the “Execution Date”), is made and entered into by and among Green Plains Inc., an Iowa corporation (“Green Plains”), Green Plains Cattle Company LLC, a Delaware limited liability company (the “Company”), TGAM Agribusiness Fund Holdings-B LP, a Delaware limited partnership (“TGAM”), and StepStone Atlantic Fund, L.P., a Delaware limited partnership (“StepStone” and together with TGAM, each, a “Buyer” and collectively, the “Buyers”). In this Agreement, the Company, Green Plains and each of the Buyers are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.Green Plains is the beneficial and record owner of 100% of the membership interests of the Company (the “Company Interests”).

B.The Buyers desire to purchase and acquire, and Green Plains desires to sell and transfer to the Buyers, an aggregate of fifty (50%) of the Company Interests (the “Purchased Interests”), upon the terms and subject to the conditions set forth herein.

C.The Parties desire to make this Agreement effective as of September 1, 2019 (the “Effective Date”)

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1 Definitions
1.1Definitions

 The following capitalized terms shall have the following meanings:

(a) “AAA” shall have the meaning set forth in Section 9.9(b).
(b) “Actual Members’ Equity Amount” shall have the meaning set forth in Section 2.4(b).

(c) “Affiliate” means, with respect to a person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.  As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

(d) “Agreement” shall have the meaning set forth in the preamble.

(e) “Ancillary Documents” means any certificate, agreement, document or other instrument required to be executed and delivered by any of the Parties in connection with the Transactions, including those documents described in Article 7 below.

(f) “Annual Financial Statements” shall have the meaning set forth in Section 3.8.
(g) “Arbitration Notice” shall have the meaning set forth in Section 9.9(a).
(h) “Balance Sheet Date” means July 31, 2019.

(i) “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or would be reasonably likely to form a basis for any specified consequence.

(j) “Basket” shall have the meaning set forth in Section 8.5(b).

(k) “Book Value” means the excess of the total assets of the Company over the total liabilities, each to be determined in accordance with GAAP, and excluding accumulated other comprehensive income related to any hedging instruments with respect to cattle inventory, as detailed in Schedule A attached hereto.

(l) “Business” means the cattle feedlot operation (with approximately 355,000 head of cattle) with facilities in Colorado, Kansas and Texas operated by the Company.
(m) “Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1(a).
(n) “Buyer Losses” shall have the meaning set forth in Section 8.1(b).
(o) “Cap Amount” shall have the meaning set forth in Section 8.5(c)(i).
(p) “Claim” shall have the meaning set forth in Section 9.9(a).
(q) “Closing” shall have the meaning set forth in Section 2.2.
(r) “Closing Date” shall have the meaning set forth in Section 2.2.

(s) “Closing Purchase Amount” means an amount in cash equal to (i) the Purchase Price, plus (ii) the amount by which the Estimated Members’ Equity Amount exceeds the Target Members’ Equity Amount, if applicable, minus (iii) the amount by which the Target Members’ Equity Amount exceeds the Estimated Members’ Equity Amount, if applicable.

(t) “Closing Statement” shall have the meaning set forth in Section 2.4(b).
(u) “Code” means the Internal Revenue Code of 1986, as amended.
(v) “Company” shall have the meaning set forth in the preamble.
(w) “Company Employees” shall have the meaning set forth in Section 3.17(a).

(x) “Company Indemnified Parties” shall have the meaning set forth in Section 8.2(a).
(y) “Company Interests” shall have the meaning set forth in the recitals.
(z) “Company IP Rights Contracts” shall have the meaning set forth in Section 3.25(c).
(aa) “Company Intellectual Property” shall have the meaning set forth in Section 3.25(a).
(bb) “Company Losses” shall have the meaning set forth in Section 8.2(b).
(cc) “Company Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of September 1, 2019.
(dd) “Company Trademarks” shall have the meaning set forth in Section 3.25(b).

(ee) “Contract” means any written or oral contract, note, bond, mortgage, pledge, indenture, lease, sublease, equipment lease, purchase order, supply commitment or other commitment, instrument, concession, franchise, license or any other agreement.

(ff) “Covered Person” shall have the meaning set forth in Section 3.32.
(gg) “Credit Agreement” shall have the meaning set forth in Section 7.2(g).
(hh) “De Minimis Threshold” shall have the meaning set forth in Section 8.5(a).
(ii) “Designated Courts” shall have the meaning set forth in Section 9.7(a).
(jj) “Disclosure Schedules” shall have the meaning set forth in Section 9.2.
(kk) “Dispute Notice” shall have the meaning set forth in Section 2.4(e).
(ll) “Dispute Notification Period” shall have the meaning set forth in Section 2.4(e).
(mm) “Disqualification Event” shall have the meaning set forth in Section 3.32.
(nn) “Effective Date” shall have the meaning set forth in the recitals.
(oo) “Execution Date” shall have the meaning set forth in the preamble.

(pp) “Environmental Laws” means all federal, state, and local statutes and regulations enacted and in effect on or prior to the Closing Date, (a) relating to pollution, (or the cleanup thereof), degradation or the protection, use and management of natural resources, endangered or threatened species, human health or safety, or the environment (including flora, fauna, ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, emission, release, control, exposure to or cleanup of any

Hazardous Materials or Hazardous Substances applicable to the Company, any of its Subsidiaries, or the Real Property.
(qq) “Environmental Permits” shall have the meaning set forth in Section 3.13(b).
(rr) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(ss) “ERISA Affiliate” shall have the meaning set forth in Section 3.19(c).
(tt) “Estimated Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Estimated Members’ Equity Amount” shall have the meaning set forth in Section 2.4(a).

(uu) “Expenses” shall have the meaning set forth in Section 6.2.
(vv) “FDA” means the United States Food and Drug Administration.
(ww) “Final Members’ Equity Amount” shall have the meaning set forth in Section 2.4(c).
(xx) “Financial Statements” shall have the meaning set forth in Section 3.8.
(yy) “Food Laws” shall have the meaning set forth in Section 3.16(b).
(zz) “Fundamental Representations” shall have the meaning set forth in Section 8.4.

(aaa) “GAAP” means generally accepted accounting principles as in force in the United States of America at the date of the determination thereof, consistently applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements as if such accounts were being prepared and audited as of a fiscal year end.

(bbb) “Green Plains” shall have the meaning set forth in the preamble.

(ccc) “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, arbitral body, ministry, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental authority established to perform any of such functions.

(ddd) “Hazardous Materials” means: (i) any material, substance, chemical, waste, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined as hazardous, acutely hazardous, toxic, a pollutant regulated under Environmental Laws; and (ii) any petroleum or petroleum-derived products.

(eee) “Hazardous Substances” shall have the meaning defined 42 USC 9601(14).

(fff) “Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (v) all indebtedness secured by any lien, encumbrance, pledge, mortgage or other security interest on any property or asset owned or held by that Person, (vi) any unpaid Pre-Closing Taxes, (vii) all indebtedness evidenced by any note, bond, debenture or other debt security, and (viii) interest expense accrued but unpaid, and all prepayment premiums, penalties, fees and charges due on any of the foregoing.  For the avoidance of doubt, Indebtedness does not include the undrawn portion of any letter of credit.

(ggg) “Independent Accounting Firm” shall have the meaning set forth in Section 2.4(e).
(hhh) “Indemnified Party” shall have the meaning set forth in Section 8.3(a).
(iii) “Indemnifying Party” shall have the meaning set forth in Section 8.3(a).
(jjj) “Insurance Policies” shall have the meaning set forth in Section 3.21.
(kkk) “Interim Financial Statements” shall have the meaning set forth in Section 3.8.

(lll) “Intellectual Property” means with respect to the Company and each of its Subsidiaries (to the extent provided by a Subsidiary for use in the Business), all worldwide (i) patents, patent applications, patent disclosures and inventions, including all provisionals, reissues, divisions, continuations, continuations-in-part, reexaminations, reissues and extensions thereof, inventions and invention disclosures (whether or not patentable and whether or not reduced to practice) as well as the rights to file for and to claim priority to any such rights throughout the world; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, brand names and all common law rights therein and all applications and registrations therefor (collectively, “Trademarks”); (iii) URLs and Internet domain names; social media accounts and handles and similar digital assets; (iv) copyrights and copyrightable works; works of authorship (whether or not copyrightable); mask works; information systems, software and websites, including data files, source code, object code, application programming interfaces, and related specifications and documentation; image rights, rights of publicity; and rights in databases; (v) all licenses, registrations, applications and renewals for any of the forgoing; (vi) Trade Secrets; and (vii) all other intellectual property rights throughout the world.

(mmm) “Inventory” shall have the meaning set forth in Section 3.28.
(nnn) “IRCA” shall have the meaning set forth in Section 3.18.

(ooo) “Knowledge of the Company” means the actual knowledge of those individuals listed on Schedule 1.1(ooo) of the Disclosure Schedules, and all facts of which such Persons should have knowledge after reasonable inquiry.

(ppp) “Laws” means all statutes, laws (common and statutory, criminal and civil), rules, treaties, conventions, legislations, codes, regulations, restrictions, ordinances, Orders, approvals and directives of, or issued by, all Governmental Authorities or any similar provision having the force of law.

(qqq) “Leased Real Property” shall have the meaning set forth in Section 3.15.
(rrr) “Legal Dispute” shall have the meaning set forth in Section 9.7(a).

(sss) “Liability” means any actual or potential liability or obligation (including as related to Taxes), whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, known or unknown and whether due or to become due, regardless of when asserted.

(ttt) “Licensed Intellectual Property” shall have the meaning set forth in Section 3.25(a).

(uuu) “Liens” means any mortgage, pledge, security interest, encumbrance, restriction, lien, or charge of any kind or nature (including, any conditional sale or other title retention agreement or lease in the nature thereof), any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of any person.

(vvv) “Loss” means any payment, judgment, claim, debt, obligation, recovery, deficiency, fine, penalty, interest, duty, levy, charge, assessment, loss, damage (including, without limitation, punitive damages to the extent paid to a third party), Liability, cost, assessments or Taxes (including Taxes incurred in connection with receipt of indemnification payments), in each case, whether or not foreseeable.

(www)  “Material Adverse Effect” means any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or could reasonably be expected to result in, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, or liabilities of the Company, taken as a whole, or on the ability of Green Plains or the Company to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any event (i) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) affecting companies in the industries, markets or geographical areas in which the Company conducts its business generally, (iii) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, (iv) resulting from any failure by the Company or its subsidiaries to meet any internal or external estimates, expectations, budgets, projections or forecasts in and of itself (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition);  (v) resulting from the announcement or performance of, or compliance with, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby, (vi) resulting from any actions required under this Agreement, including with respect to obtaining any consent required under this Agreement, or (vii) arising out of any action taken or omitted to be taken at the written request or with the written consent of the Buyers, provided, that the exclusions provided in clauses (i)-(iii) shall not apply to the extent the Company is disproportionately adversely affected by any event relative to other participants in the industries in which the Company generally operates (in which case only such disproportionate impact shall be taken into account in determining whether there has been or will be a Material Adverse Effect).

(xxx) “Material Contract” means the Contracts disclosed, or required to be disclosed on Schedule 3.24 of the Disclosure Schedules.
(yyy) “Material Customers” shall have the meaning set forth in Section 3.27.
(zzz) “Material Permits” has the meaning set forth in Section 3.22.
(aaaa) “Material Suppliers” shall have the meaning set forth in Section 3.27.
(bbbb) “Members’ Equity Amount” means an amount equal to the Book Value of the members’ equity of the Company as of August 31, 2019.

(cccc)  “Off-the-Shelf Software” means any generally available, commercial, off-the-shelf Software licensed in object code format only pursuant to a standardized click-wrap, shrink wrap, end-user or enterprise license for a total fee of less than $25,000 that is not material to the operation of the Company’s business.

(dddd) “Order” mean any judgment, writ, decree, award, compliance agreement, injunction, order (whether judicial, administrative or arbitral) or legally binding determination of any Governmental Authority or arbitrator.

(eeee) “Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally).

(ffff) “Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Organizational Documents” of a corporation are its certificate of incorporation and by‑laws, the “Organizational Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Organizational Documents” of a limited liability company are its operating agreement and certificate of formation.

(gggg) “Owned Company Intellectual Property” shall have the meaning set forth in Section 3.25(b).
(hhhh) “Party” shall have the meaning set forth in the preamble.

(iiii) “Permit” means any permit, license, accreditation, consent, certificate, approval, exemption, order, franchise, permission, agreement, qualification, variance, authorization, registration or similar right required to be obtained from a Governmental Authority.

(jjjj) “Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate processes and for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent, and (iv) in the case of owned or leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of the affected parcel by the relevant entity, (B) have more than an immaterial effect on the value thereof or its use or (C) would impair the ability of such parcel to be sold for its present use.

(kkkk) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any other entity.

(llll) “Personal Information” means information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with, an individual.
(mmmm) “Plan” shall have the meaning set forth in Section 3.19(a).

(nnnn) “Pre-Closing Taxes” means (a) any and all Taxes of the Company attributable to or with respect to any Pre-Closing Tax Period, (b) any and all Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period, (c) any and all Taxes of either Green Plains or the Company (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement and any withholding Taxes imposed on any payment to Green Plains pursuant to this Agreement) for any Tax period, (d) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (e) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (f) any and all Transfer Taxes for which Green Plains or the Company is responsible under Section 6.4(c); and (g) any Taxes attributable to any breach or inaccuracy of any representation in Section 3.10 (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect, Knowledge or similar limitations).

(oooo)  “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

(pppp) “Pro Rata Share” means the percentages set forth across from the name of each Buyer on Schedule B attached hereto.
(qqqq) “Proceedings” means audits, examinations, actions, suits, claims, complaints, charges, demands, reviews, audits, investigations and legal, administrative or arbitration proceedings.

(rrrr) “Products or Services” means any product manufactured, produced or created by or on behalf of the Company or any of its Subsidiaries, or any services provided by or on behalf of the Company or any of its Subsidiaries.

(ssss) “Purchase Amount” shall have the meaning set forth in Section 2.4(c).
(tttt) “Purchase Price” means $77,239,500.
(uuuu) “Purchased Interests” shall have the meaning set forth in the recitals.
(vvvv) “Real Property” means the real property owned, leased or subleased by the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon.
(wwww) “Related Party” means any equity holder or any business or entity in which any equity holder has any direct interest.

(xxxx) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing Hazardous Substances to escape or migrate into or through the environment (including, without limitation, vapor intrusion, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or into or within any building, structure, facility or fixture), in each case in violation of applicable Environmental Law.

(yyyy) “Representatives” means a Party’s accountants, investment bankers, counsel, consultants, strategic advisors and other authorized representatives of such Party.
(zzzz) Response” shall have the meaning set forth in Section 9.9(a).
(aaaaa) “Rules” shall have the meaning set forth in Section 9.9(b).
(bbbbb) “Subsidiary” shall have the meaning set forth in Section 3.6(a).
(ccccc) “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.
(ddddd) “Special Representations” shall have the meaning set forth in Section 8.4.
(eeeee) “StepStone” shall have the meaning set forth in the preamble.

(fffff) “Survival Date” shall have the meaning set forth in Section 8.4.
(ggggg) “Target Members’ Equity Amount” means an amount equal to $77,239,500.

(hhhhh) “Tax” or “Taxes” means any and all U.S. or other federal, provincial, state or local taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature, including without limitation all net income, gross income, profits, gross receipts, excise, goods and services, value added, capital, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum estimated, severance, stamp, property, occupation, environmental, escheat, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Governmental Authority, together with any interest, penalties or additions to Tax relating thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(iiiii) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(jjjjj) “TGAM” shall have the meaning set forth in the preamble.
(kkkkk) “Third Party Claim” shall have the meaning set forth in Section 8.3(a).

(lllll) “Trade Secrets” means information, including, but not limited to, technical or non-technical data, formulas, recipes, technology, know-how, research and development, patterns, compilations, programs, including, without limitation, Software and related source codes, algorithms, devices, method, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

(mmmmm) “Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses (including any transfer, sales, turnover or similar Tax incurred in connection with such fees and expenses) incurred by or on behalf of Green Plains, the Company or any of their respective Affiliates in connection with the negotiation, preparation or execution of this Agreement or any other documents or agreements contemplated hereby or thereby, or the performance or consummation of the transactions contemplated hereby or thereby, or relating to bonuses, wages, vacation accruals and any other outstanding liabilities to the independent contractors and employees of the Company, in each case, that have not been paid as of the Closing or thereafter, including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Persons on behalf of the Company, (ii) any fees or expenses associated with obtaining the release and termination of any Liens, (iii) all brokers’ or finders’ fees, (iv) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (v) all sale, change-of-control, or similar bonuses or payments to current or former directors, managers, officers, employees and other service providers of the Company paid or payable as a result of or in connection with the transactions contemplated hereby (including any severance or other payments payable to any employee or service provider of the Company in connection with such Person entering into any new employment agreement or service agreement, whether at or following the Closing, but, for the avoidance of doubt, excluding any new severance or retention payments provided under such new employment agreement or service agreement, as applicable) and any Taxes or charges payable in connection therewith (including the employer portion of any payroll Tax, apprenticeship levy or unemployment or similar Tax imposed on such amounts), (vi) any Liability of the Company for any outstanding severance amounts owed to any former employee and any Taxes or charges payable in connection therewith (including the employer portion of any payroll Tax, apprenticeship levy or unemployment or similar Tax imposed on such amounts), (vii) any fees, expenses or Taxes associated with the transfer of any employees or service providers of the Company (including in connection with any applicable immigration laws, rules or regulations), (viii) any bonuses or other discretionary payments payable to employees and other service providers of the Company (A) as of the Closing and any Taxes or charges payable in connection therewith (including the employer portion of any payroll Tax, apprenticeship levy or unemployment or similar Tax imposed on such amounts), and (B) in respect of the fiscal year ending December 31, 2019, and any Taxes or charges payable in connection therewith (including the employer portion of any payroll Tax, apprenticeship levy or unemployment or similar Tax imposed on such amounts) in an amount equal to (x) 100% of such amounts (assuming that all performance objectives and other conditions with respect thereto have been satisfied in full) that could be earned in respect of the full fiscal year ending December 31, 2019, multiplied by (y) a fraction, the numerator of which is the number of days from January 1, 2019 through and including the Closing Date and the denominator of which will be 365, and (ix) any expenses or Taxes borne or to be borne by Green Plains and/or the Company as a result of the transactions contemplated hereby (including the employer portion of any payroll Tax, apprenticeship levy or unemployment or similar Tax incurred in connection with the exercise of, or payments made in respect of, any employee stock options).  Notwithstanding anything contained in the foregoing definition to the contrary, the Parties understand and agree that the fees and expenses associated with the Credit Agreement dated August 28, 2019 shall be borne by the Company.

(nnnnn) “Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.
(ooooo) “Transfer Taxes” has the meaning set forth in Section 6.4(c).
(ppppp) “USDA” means the United States Department of Agriculture.

ARTICLE 2
Purchase and Sale; Closing

2.1Purchase and Sale of Purchased Interests    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, at the Closing, the Buyers shall purchase from Green Plains, and Green Plains shall sell, assign, convey and transfer to each Buyer the number of Purchased Interests set forth across such Buyer’s name on Schedule B attached hereto, free and clear of any Liens, in exchange for their Pro Rata Share of the Purchase Amount.

2.2Closing  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be effective as of 12:01 a.m. Central Time on the Effective Date, and will take place via the exchange of electronic signatures and documents by the Parties hereto.  As used herein, the “Closing Date” shall mean September 1, 2019.

2.3Purchase Price     Subject to the terms and conditions set forth in this Agreement, the following transactions shall be consummated on the Execution Date:

(a)The Parties shall take such actions and make such deliveries as described in Article 7 below; and

(b)Each Buyer shall pay, or cause to be paid, such Buyer’s Pro Rata Share of the Closing Purchase Amount by (i) wire transfer of immediately available funds to an account designated by Green Plains in writing in advance of the Closing, or (ii) such other method as agreed to by Green Plains in its sole and absolute discretion.

2.4      Adjustment of Purchase Price.

(a)     Closing Purchase Amount Adjustment

 Not later than five  (5)  business days prior to the Closing, Green Plains shall provide the Buyers with a written statement (the “Estimated Closing Statement”), which Estimated Closing Statement shall be reasonably satisfactory to the Buyers in form and substance and attach supporting detail and documentation, which shall include a good faith estimate of the estimated Members’ Equity Amount (the “Estimated Members’ Equity Amount”). Not later than one (1) business day prior to the Closing, the Buyers shall calculate the Closing Purchase Amount in good faith based on, and in reliance upon, the Estimated Closing Statement, and shall deliver such calculation to Green Plains prior to the Closing.

(b)     Closing Statement

   Within ninety (90) days following the Closing, Green Plains shall prepare or cause to be prepared a statement (the “Closing Statement”) setting forth the actual Members’ Equity Amount (the “Actual Members’ Equity Amount”) as of the Closing. Upon completion of the Closing Statement, Green Plains shall deliver the Closing Statement to the Buyers.

(c)     Post-Closing Adjustments

   Following the conclusive determination of the Actual Members’ Equity Amount as set forth in Section 2.4(e) (such amount as so determined, the “Final Members’ Equity Amount”),  the Closing Purchase Amount shall be recalculated by substituting the Final Members’ Equity Amount for the Estimated Members’ Equity Amount (the “Purchase Amount”).  If (x) the Purchase Amount is greater than the Closing Purchase Amount paid on the Closing Date, then the Buyers shall pay to Green Plains the difference between the Closing Purchase Amount and the Purchase Amount, or (y) the Closing Purchase Amount paid on the Closing Date is greater than the Purchase Amount, then such amount shall be paid to the Buyers by Green Plains. Any payment required to be made by this Section 2.4(c) shall be made as provided in Section 2.4(d).

(d)     Post-Closing Adjustment Payments

   The amount of any payment required to be made pursuant to Section 2.4(c) by Green Plains or the Buyers, as applicable, shall be paid within ten (10) days after the determination of such amount becomes final in accordance with Section 2.4(e). If any amount is owed by the Buyers pursuant to Section 2.4(c), each Buyer shall be responsible for its Pro Rata Share of such difference. If any amount is owed by Green Plains to the Buyers, such amount shall be allocated to the Buyers in accordance with their Pro Rata Share

(e)     Adjustment Finalization

   Unless the Buyers, acting together, notify Green Plains in writing (the “Dispute Notice”) within fifteen (15) business days after receipt by the Buyers of the Closing Statement (the “Dispute Notification Period”) of any objections thereto (specifying in reasonable detail the statement so disputed together with the basis for such dispute), such Closing Statement shall be final,  binding, non-appealable and conclusive for all purposes (it being understood that any item in the Closing Statement not expressly disputed in a writing received by Green Plains in the Dispute Notification Period shall become final, binding, non-appealable and conclusive upon the expiration of the Dispute Notification Period).  If the Buyers, acting together, timely notify Green Plains of any such objection, the Buyers and Green Plains shall attempt in good faith to reach an agreement as to the matter in dispute.  If the Parties shall have failed to resolve any such dispute within ten (10) business days after receipt of timely notice of such objection (or such longer period mutually agreed to by the Buyers and Green Plains), then any such disputed matter shall be submitted to and determined by an independent accounting firm to be mutually agreed upon by the Parties (the “Independent Accounting Firm”).  Green Plains and the Buyers shall cooperate in good faith to promptly engage the Independent Accounting Firm pursuant to an engagement letter that requires the Independent Accounting Firm to make all determinations in accordance with GAAP.    The Parties shall cooperate fully with the Independent Accounting Firm’s review of the dispute, and each Party shall be afforded the opportunity to present the Independent Accounting Firm (with a copy concurrently delivered to the other Party) material relating to the determination and to discuss the determination with the Independent Accounting Firm.    The Independent Accounting Firm shall be given reasonable access to all of the records of the Company and Green Plains, to the extent related to the preparation of the Closing Statement and resolve any dispute regarding the Closing Statement, which determination with respect to any disputed matters in the Closing Statement shall be submitted to the Buyers and Green Plains within twenty (20) business days of the Parties’ engagement of the Independent Accounting Firm.  The Independent Accounting Firm shall address only those items properly disputed in accordance with this Section 2.4(e), and the Independent Accounting Firm shall make its determination as to any disputed items within the dollar ranges set forth in the Closing Statement delivered by Green Plains and the Dispute Notice delivered by the Buyers.  The fees and expenses of such Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by such Independent Accounting Firm based on the extent to which Green Plains, on the one hand, or the Buyers, on the other hand, is determined by the Independent Accounting Firm to be the prevailing Party in the resolution of such disputed matters.  The Closing Statement properly disputed hereunder shall, after resolution of such dispute pursuant to this Section 2.4(e),  absent fraud or manifest error, be final, binding, non-appealable and conclusive on all Parties.

(f)     Adjustments for Tax Purposes

  Any payments made pursuant to Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.5Withholding    Notwithstanding any other provision in this Agreement, the Buyers and any other withholding agent shall be entitled to deduct and withhold from any amounts paid in connection with the transactions contemplated by this Agreement any amounts required under any applicable Law to be deducted and withheld, and any such amounts will be treated for all purposes of this Agreement as having been made to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
Representations and Warranties of THE COMPANY and Green Plains

The Company and Green Plains, jointly and severally, hereby represent and warrant to the Buyers that the following representations and warranties are true and correct as of the Closing Date:

3.1     Organization

   The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified, licensed or admitted to transact business and is in good standing in all jurisdictions in which the nature of its business or where the character of its properties or assets owned, leased or operated by it requires such qualification except where the failure to be so qualified, licensed, admitted or in good standing would not reasonably be expected, individually or in the aggregate, to be material to the Company.  Schedule 3.1 of the Disclosure Schedules sets forth each jurisdiction where the Company is qualified to do business.  The copies of the Organizational Documents of the Company as provided to the Buyers are true, accurate and complete and reflect all amendments made through the Effective Date.

3.2     Power and Authority

   The Company has full power and authority to own or lease its properties, to carry on its business as such business is now being conducted, to perform its obligations under all Contracts to which it is a party or by which it is bound, and to enter into this Agreement and consummate the transactions contemplated hereby.

3.3     Enforceability

   The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party have been duly and validly authorized by the Company, and no other act or proceeding on the part of the Company, its board of directors or its equityholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or each other agreement, document or instrument contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and each other agreement, document or instrument contemplated hereby, upon execution and delivery by the Company, will each constitute legal, valid and binding obligations enforceable against the Company in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and general equitable principles.

3.4     Capitalization

   Schedule 3.4 of the Disclosure Schedules accurately sets forth the authorized and outstanding equity of the Company and the name and number of equity securities held by each equityholder thereof.  The Company Interests held by Green Plains are all of the membership interests owned by the members of the Company and represent, in the aggregate, 100% of the issued and outstanding equity interests in the Company.  Upon consummation of the transactions contemplated by this Agreement, the Buyers shall own good and valid title to the Purchased Interests, free and clear of any and all Liens.  Other than as set forth on Schedule 3.4 of the Disclosure Schedules, no Person has any right, title or interest (record or beneficial) to any equity interests of the Company or right of any kind to have any such equity interests issued.  Except for this Agreement, there are no outstanding contracts, agreements, understandings or rights to purchase or otherwise acquire any equity interests of the Company.  All of the outstanding equity interests of the Company have been duly and validly authorized, fully paid and non-assessable, and none of them has been issued in violation of preemptive or similar rights.  Other than as set forth on Schedule 3.4 of the Disclosure Schedules, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the equity interests of the Company.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests.  Except for this Agreement and as may be set forth on Schedule 3.4 of the Disclosure Schedules, there are no outstanding or authorized options, warrants, equity appreciation, phantom equity or similar rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor.

3.5Valid Issuance of Purchased Interests

(a)The Purchased Interests, when issued and paid for as provided in this Agreement, shall be duly authorized and validly issued, fully paid, and nonassessable and shall be free of any Liens, encumbrances, or restrictions on transfer (other than those created by the Organizational Documents of the Company, the Ancillary Documents and applicable state and/or federal securities Laws).

(b)Assuming the accuracy of the Buyers’ representations in Sections 5.7 and 5.8, the Purchased Interests are exempt from the registration and prospectus delivery requirements of the Securities Act.

(c)The Company has not taken any action that shall cause the issuance, sale, and delivery of the Purchased Interests to constitute a violation of the Securities Act or any applicable state securities Laws.

3.6Subsidiaries

(a)Schedule 3.6 of the Disclosure Schedules contains a true and complete list of all of the Persons in which the Company, directly or indirectly, is the general partner or owns, directly or indirectly, any issued share capital, shares or membership interests, other equity rights, interests or other securities or derivatives thereof (the “Subsidiaries” and each a “Subsidiary”), together with the jurisdiction of organization or incorporation, as applicable.

(b)Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, and has full corporate or similar power and authority to conduct its business as presently conducted and to own, use, license, lease and operate their respective assets and properties.  Each Subsidiary of the Company is duly qualified, licensed or admitted to transact business and is in good standing as a foreign corporation or company in each jurisdiction in which the nature of its business or where the character of its properties or assets owned, leased or operated by it makes such qualification, licensing or admission necessary except where the failure to be so qualified, licensed, admitted or in good standing would not reasonably be expected, individually or in the aggregate, to be material to any Subsidiary of the Company.

3.7     No Violation; Consents and Approvals

 The execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Organizational Documents of the Company or any of its Subsidiaries, (b) violate, in any material respect, any Law, applicable to, binding upon or enforceable against the Company or any of its Subsidiaries, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, require a notice or consent under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract, (d) result in the creation or imposition of any Lien, other than a Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, or (e) require the consent or approval of, filing with, or notice (other than post-Closing security law notice filings) to, any Governmental Authority or other Person.

3.8     Financial Statements

   Attached as Schedule 3.8 of the Disclosure Schedules are true, correct and complete copies of (a) the consolidated financial statements of the Company and its Subsidiaries as of and for the fiscal years ended on December 31, 2016, December 31, 2017 and December 31, 2018 (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries as of and for the seven-month period ending July 31, 2019 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”).  Except as set forth in Schedule 3.8 of the Disclosure Schedules, the Financial Statements (including in all cases, the notes thereto) are accurate, correct and complete, are based upon and consistent with information contained in the books and records of the Company (which books and records are in turn accurate, correct and complete), fairly present in all material respects the financial condition, assets and liabilities of the Company and its Subsidiaries at each of the balance sheet dates and the results of operations and changes in financial position and cash flows, for each of the periods covered thereby, and have been prepared in accordance with GAAP applied on a consistent basis.

3.9     Undisclosed Liabilities

   Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP applied on a consistent basis, except (a) those which are identified on Schedule 3.9 of the Disclosure Schedules, (b) those that are reflected and reserved against in the Interim Financial Statements, (c) obligations for performance under Contracts, and (d) those that have been incurred in the Ordinary Course of Business since the Balance Sheet Date.

3.10     Absence of Changes

   Since the Balance Sheet Date through the Effective Date, the Company and its Subsidiaries have conducted its business in the Ordinary Course of Business.  Except as disclosed on Schedule 3.10 of the Disclosure Schedules, since the Balance Sheet Date through the Effective Date, there has not been, with respect to the Company or any of its Subsidiaries (whether by Green Plains, the Company or any of the Company’s Subsidiaries), any:

(a)disposition or acquisition of any assets or properties, except (i) dispositions or acquisitions in the Ordinary Course of Business or (ii) other dispositions or acquisitions not exceeding $250,000;

(b)transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property;

(c)damage, destruction or other casualty loss materially and adversely affecting its business or assets (whether or not covered by insurance);

(d)change in any method of accounting or accounting practice of Green Plains, the Company or any of their respective Subsidiaries, except as required by GAAP applied on a consistent basis or as disclosed in the notes to the Financial Statements;

(e)capital investment in, or any loan to, any other Person, or any advances of business expenses to Company Employees that are either (i) outside the Ordinary Course of Business or (ii) in excess of $250,000;

(f)capital expenditures in excess of $250,000 individually, or $500,000, in the aggregate;

(g)creation or incurrence by the Company or any of its Subsidiaries of any Indebtedness;

(h)imposition of any Lien upon any of the Company’s or any of its Subsidiaries’ properties, equity interests or assets, tangible or intangible;

(i)entry into, acceleration, termination, modification to or cancellation or renewal of, or waiver of a material right under, any Material Contract;

(j)material diminishment, increase or termination of any promotional programs that individually or in the aggregate are or were material to the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(k)except in the Ordinary Course of Business consistent with past practice or as required by any Laws, (i) grant of any bonuses, whether monetary or otherwise, or equity or equity-based compensation or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors or independent contractors of the Company or a Subsidiary, (ii) material change in the terms of employment for any employee of the Company or a Subsidiary, (iii) any hiring or resignation or termination of employment with respect to any employee of the Company or any Subsidiary whose annual base compensation is in excess of $100,000 or any officer or director, (iv) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director or independent contractor of the Company or a Subsidiary or (v) any amendment, adoption or termination of any Company Plan or, other than annual renewals of welfare benefit plans in the Ordinary Course of Business, any amendment, adoption or termination of any Green Plains Plan to the extent affecting any employee, officer, director or independent contractor of the Company or a Subsidiary;

(l)lease of any property or assets for an amount in excess of $125,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(m)entry into a new line of business, modification of an existing line of business or abandonment or discontinuance of existing lines of business;

(n)action by the Company to file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, make, change or rescind any Tax election, adopt or change any Tax accounting method;

(o)discharge, forgiveness, cancellation or satisfaction by the Company or any of its Subsidiaries of any Lien, debt, claim or payment by the Company or such Subsidiary of the Company of any obligation or liability (fixed or contingent);

(p)write-down of the value of any assets or inventory by the Company or any of its Subsidiaries or write-off of any notes or accounts receivable of the Company or any of its Subsidiaries, in each case, other than those for which reserves or accruals have been established in the Interim Financial Statements or for those in amounts in excess of $100,000 in the aggregate;

(q)event, occurrence or development that has had, or may have, individually or in the aggregate, a Material Adverse Effect;

(r)change in the practices of the Company or any of their respective Subsidiaries with respect to working capital, including but not limited to any acceleration or modification of accounts receivable, postponement or modification of the payment of accounts payable or accrued expenses other than collection processes in the Ordinary Course of Business;

(s)material change in the Company or any of its Subsidiaries’ practices with respect to the sale or purchase of products or inventory;

(t)change in the Company or any of its Subsidiaries’ quality control/quality assurance practices and procedures, or USDA and FDA compliance practices and procedures;

(u)material modification to the Company or any of its Subsidiaries’ Insurance Policies in effect;

(v)entry by the Company or any of its Subsidiaries into, or modification or termination by the Company or any of its Subsidiaries of, purchase orders in excess of $500,000 outside the Ordinary Course of Business; or

(w)entry into any Contract by the Company or any of its Subsidiaries to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.11     Litigation

 Except as set forth on Schedule 3.11 of the Disclosure Schedules or as would not reasonably be expected to be material to the Company, (a) there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority, (b) neither the Company nor any of its Subsidiaries, nor any of their respective assets is subject to any outstanding judgment, order or decree of any Governmental Authority and (c) within the two years prior to the Effective Date, there have not been any Proceedings pending, settled, or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority.  To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that may give rise to or serve as a Basis for the commencement of any such claim, action, suit or proceeding.  Except as set forth on Schedule 3.11 of the Disclosure Schedules, there is no pending claim, action, suit or proceeding in which the Company or any of its Subsidiaries is the plaintiff or claimant.  To the Knowledge of the Company, no officer or employee of the Company or any of its Subsidiaries is subject to any order that prohibits such officer or employee, as the case may be, from engaging in or continuing any conduct, activity or practice relating to the Company or any of its Subsidiaries’ respective businesses.

3.12Product and Service Liability; Product Recall

(a)Schedule 3.12(a) of the Disclosure Schedules sets forth (i) a list of all claims asserted against Green Plains, the Company or any of their respective Subsidiaries for a period of two years prior to the Effective Date asserting any (A) liability for injury to person or property caused by any Products or Services, or (B) claim in respect of any Product or Service warranty, and (ii) the aggregate dollar amount paid by the Company or any of its Subsidiaries and their respective insurers in respect of such claims.  There have not been any recalls or to the Knowledge of the Company, proposed recalls of Products (whether instituted by the Company or any of its Subsidiaries, or requested or directed by any Governmental Authority), and neither the Company nor any of its Subsidiaries has otherwise withdrawn any Products, manufactured, distributed or sold by it (excluding product returns in the Ordinary Course of Business).

(b)The Company and its Subsidiaries have, at all times for a period of two years prior to the Effective Date, complied in all material respects with all Laws imposing requirements with respect to the maintenance of data and technical support to support the safety claims and the accuracy of advertising claims made in any of its marketing or advertising materials relating to all Products or Services, including, but not limited to, labels, labeling and advertising.

3.13Environmental Matters

(a)Except as set forth on Schedule 3.13(a) of the Disclosure Schedules, to the Knowledge of the Company, the Company and its Subsidiaries are in compliance, and the Company and its Subsidiaries have always complied, with all Environmental Laws and neither the Company nor any of its subsidiaries have any Liabilities under Environmental Laws.

(b)Except as set forth on Schedule 3.13(b) of the Disclosure Schedules, the Company and its Subsidiaries have obtained, maintained and are in compliance with all license, permits or authorizations which are required under applicable Environmental Laws (“Environmental

Permits”) necessary for the ownership, lease, operation or use of the Business or assets of the Company or any of its Subsidiaries (including the Business) and all such Environmental Permits are in full force and effect in accordance with Environmental Laws, and to the Knowledge of the Company, there is no condition, event or circumstance that would prevent or impede, after the Closing, the ownership, lease, operation or use of the business or assets of the Company or any of its Subsidiaries as currently carried out, including the Business.

(c)Except as set forth on Schedule 3.13(c) of the Disclosure Schedules, to the Knowledge of the Company, there has been no Release of Hazardous Substances in contravention of Environmental Law, or that would incur liabilities or obligations to remove or remediate such Hazardous Substances, with respect to the business or assets of the Company or any of its Subsidiaries (including the Business), or any real property currently owned, operated or leased by the Company or any of its Subsidiaries.

(d)To the Knowledge of the Company, no owner or former operator of any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any other third party has received written notice of any violation of any Environmental Law indicating past or present treatment, storage or disposal of Hazardous Materials or reporting a spill or release of Hazardous Substances into the environment.

(e)Except as set forth on Schedule 3.13(a) of the Disclosure Schedules, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any Liability under any Environmental Laws in connection with the transportation, release, discharge or disposal by or at the direction of the Company or any of its Subsidiaries or any of their respective Affiliates of any Hazardous Substances into the environment, and no release or disposal by the Company or any of its Subsidiaries or any of their respective Affiliates of any Hazardous Material which could require investigation or remediation has occurred.

(f)None of the operations of the Company or any of its Subsidiaries involves the generation, transportation, treatment, storage or disposal of Hazardous Materials other than in compliance with applicable Environmental Laws.

(g)Except as set forth on Schedule 3.13(g) of the Disclosure Schedules to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disposed of any Hazardous Substances other than in accordance with applicable Environmental Laws.

(h)The Company has not received any written notice of any Lien in favor of any Governmental Authority for (i) any Liability under any Environmental Law, or (ii) damages arising from or costs incurred in response to a release of any Hazardous Substances into the environment has been filed or attached to any of the Company’s or any of its Subsidiaries’ property or assets.

(i)Neither the Company nor any of its Subsidiaries has been threatened with, or has been subject to any liability or cost associated with the presence, disposal or release of any Hazardous Material at any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or the violation or potential violation of any Environmental Laws.

(j)Neither the Company nor any of its Subsidiaries has, for a period of three years prior to the Effective Date, received any written notice of a violation of Environmental Laws or asserting any liability arising under Environmental Laws, including, without limitation, any investigatory, remedial or corrective obligation, relating to any of such Persons or their current or former facilities.

(k)The Company has provided copies of all environmental investigation or compliance audits in its or its advisors’ or any Subsidiary of the Company’s possession or control, including, without limitation, any with respect to prior facilities owned, operated or otherwise used in connection with the Company or any of its Subsidiaries.

(l)The Company has not received any notice of any event, condition, circumstance, activity, practice or incident that has or may interfere with or prevent compliance with any Environmental Law.

(m)Except as set forth on Schedule 3.13(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law.

3.14     Title to Assets; Sufficiency of Assets

   Each of the Company and its Subsidiaries has valid title to, or a valid leasehold interest in (or other right to use), all of the tangible properties and assets that it purports to own or lease that are reflected in the Interim Financial Statements or used in or necessary for the conduct of its business, free and clear of all Liens other than Permitted Liens.  The properties and assets of the Company and its Subsidiaries are in operable condition and repair in all material respects and are usable in the Ordinary Course of Business, ordinary wear and tear excepted.  The assets of the Company and its Subsidiaries constitute all of the property and assets (real, personal, tangible and intangible) used or held for use by the Company in the conduct of the Business as presently conducted (other than inventory used, sold or consumed in the Ordinary Course of Business to non-affiliated third parties or worn out or obsolete fixed assets disposed of in the Ordinary Course of Business) and will enable the Company to operate the Business in the same manner as operated by the Company prior to and as of the Closing.  Except as disclosed in Schedule 3.14 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received in respect of any of its properties or assets any written notice of conflict with the asserted ownership rights of any other party.  With respect to water rights attached to or underlying any owned Real Property or Leased Real Property of the Company or any of its Subsidiaries, such water rights are sufficient and provide sufficient access to water to conduct the Business as presently conducted.

3.15     Real Property

   Schedule 3.15(a) of the Disclosure Schedules lists (a) the street address of each material parcel of Real Property; (b) if such property is leased or subleased by the Company or any of its Subsidiaries, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (c) the current use of such property.  With respect to owned Real Property, the Company has delivered or made available to the Buyers true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company and any of its Subsidiaries acquired such Real Property.  With respect to leased Real Property (the “Leased Real Property”), the Company has delivered or made available to the Buyers true, complete and correct copies of any leases affecting the Real Property.  Except as set forth on Schedule 3.15(b) of the Disclosure Schedules, neither the Company nor any Subsidiary of the Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.  The use and operation of the Real Property in the conduct of the Business as presently conducted does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.  No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or any of its Subsidiaries.  There are no Proceedings pending nor, to the Knowledge of the Company, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.  No water or mineral rights attached to or underlying the owned Real Property, or to the Knowledge of the Company, the Leased Real Property, has been leased, sold, transferred, pledged, detached, waived, gifted or otherwise separated from such Real Property.

3.16Legal and Regulatory Compliance

(a)The Company and its Subsidiaries are, and have at all times during the past two (2) years been, in compliance, in all material respects, with all applicable Laws.  There are no pending Proceedings against the Company or any of its Subsidiaries alleging that the Company or such Subsidiary of the Company is in violation of any applicable Law.  Neither the Company nor any of its Subsidiaries, nor any of their respective executive officers (in their capacities as such) has received any written notice, order, complaint or other communication from any Governmental Authority or third party of any claim of a violation of (i) any applicable Law, (ii) any FDA Form 483 or equivalent written report by inspectors or officials from any Governmental Authority, (iii) any FDA or USDA written notice of adverse findings or any equivalent written correspondence, notice or communication from any other Governmental Authority indicating a failure to comply with applicable Law or (iv) any warning letters or other written correspondence from the FDA, USDA or any other Governmental Authority in which the FDA, USDA or such other Governmental Authority asserted that the operations of the Company or any of its Subsidiaries were not in compliance with applicable Law.  Neither the Company nor any of its Subsidiaries has made any fraudulent statement to the FDA, USDA or any other Governmental Authority, or failed to disclose a fact required under Law to be disclosed to the FDA, USDA or any other Governmental Authority or been convicted of any crime.  To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply, in any material respect, with, any applicable Law.

(b)Each Product marketed, manufactured, sold or distributed by the Company or any of its Subsidiaries has been, for a period of two years prior to the Effective Date, and is being marketed, manufactured, sold or distributed by the Company or such Subsidiary of the Company, in material compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act, as amended, and regulations promulgated by the FDA thereunder, the Lanham Act of 1946, as amended, and regulations promulgated thereunder, and similar Laws of all other applicable Governmental Authorities, including without limitation other Laws promulgated by the FDA, the U.S. Environmental Protection Agency, the USDA, corresponding state-level Governmental Authorities, and foreign countries that apply to the manufacture, distribution, marketing, sale and labeling of food products (such Laws, collectively or singly, the “Food Laws”), and the processing, manufacture or holding of such products by the Company and its Subsidiaries has been, for a period of two years prior to the Effective Date and is in all material respects in accordance with the applicable standards prescribed by Food Laws.

(c)Neither the Company nor any of its Subsidiaries has established or maintained, nor is it maintaining, any unlawful fund of corporate monies or other properties.  Neither the Company or any of its Subsidiaries, nor to the Knowledge of the Company any of the Company’s or any of its Subsidiary’s Representatives, (i) has, during the past two (2) years, used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has, during the past two (2) years used, or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, or (iii) is or has, during the past two (2) years violated, in any material respect any provision of the Foreign Corrupt Practices Act of 1977 or similar Laws of relevant Governmental Authorities or (iv) has, during the past two (2) years, made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.17Labor and Employment Matters

(a)     Employees

   The Company has no employees or independent contractors other than those listed on Schedule 3.17(a) of the Disclosure Schedules, which list includes such individuals’ duration of employment or contract with the Company, offer letter, contract, and/or other employment agreements, job title, job description, salary, incentives, as well as which if any of them are currently on medical or other leave or have been so for more than two (2) weeks during the past twelve (12) months. The employees listed on Schedule 3.17(a) of the Disclosure Schedules are hereby referred to as the “Company Employees.”

(b)     Organized Labor

   There are no Proceedings pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary, on the one hand, and any employee of the Company or any Subsidiary, on the other hand, which Proceedings have resulted in or may result in a material fine, penalty or expense.  Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, and there has been no organized effort during the three years prior to the Effective Date to organize any employees of the Company or any of their Subsidiaries into one or more collective bargaining units (including, without limitation, any effort by a group of employees or a labor organization to file any representation, petition or certification application or make any written or oral demand for recognition), and no question concerning representation exists.  There has not been, nor to the Knowledge of the Company are there now, any material labor relations problems, including, without limitation, any threatened strike, organized work stoppage, grievance, or other collective bargaining dispute involving the employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no Basis for the foregoing.

(c)    Labor Practices

 There is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by or with the National Labor Relations Board or other similar body.

(d)     Compliance with Employment Laws

 The Company and its Subsidiaries is, and has been for the past two years, in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, including, without limitation, practices involving terms and conditions of employment, wages and hours, worker classification, unemployment insurance, workers’ compensation, equal employment opportunity, employment discrimination, harassment, or retaliation and immigration control.  Except as set forth on Schedule 3.17(d) of the Disclosure Schedules, there are no outstanding, pending or, to the Knowledge of the Company, threatened employment-related charges, complaints, grievances, investigations, inquiries, claims, proceedings, or obligations of any kind, in any forum, against the Company or any of its Subsidiaries (or against the managers, officers or employees acting on behalf of the Company or its Subsidiaries) (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former officer, employee, or job applicant of the Company or such Subsidiary.  Except as set forth on Schedule 3.17(d) of the Disclosure Schedules, there are no outstanding, pending or, to the Knowledge of the Company, threatened charges, complaints, grievances, investigations, inquiries, claims, proceedings, or obligations of any kind, in any forum against the Company or any of its Subsidiaries by any Person (including any governmental body) under or arising out of any statute, ordinance, order, rule or regulation relating to discrimination, retaliation or other employment practices, or occupational safety in employment or employment practices.

(e)     Change in Control

   The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of the Company or any of its Subsidiaries to change of control pay, retention pay, severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.  With respect to the transactions contemplated by this Agreement, any notice required under applicable Law or applicable Contract has been, or prior to the Closing will be, satisfied.

3.18     Immigration Matters

   The services of all Company Employees shall remain available without the need for submission of new or amended petitions or applications to the U.S. Citizenship and Immigration Services, U.S. Department of Labor, or U.S. Department of State with respect to any employee’s immigration and nationality legal status in the United States.  All of the Company Employees who work in the United States are, and all former employees of the Company or a Subsidiary of the Company who worked in the United States whose employment terminated, voluntarily or involuntarily, for a period of two years prior to the Effective Date, were legally authorized to work in the United States.  Each of the Company and its Subsidiaries is, and for a period of two years prior to the Effective Date, have been in material compliance with the employment verification provisions (including both the paperwork and the documentation requirements) and the anti-discrimination provisions of the Immigration Reform and Control Act of 1986 (“IRCA”).  To the Knowledge of the Company, under the employment verification provisions of the IRCA, neither the Company nor any Subsidiary of the Company has any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee or with respect to any employee leased or seconded from another employer.

3.19Employee Benefit Plans

(a)Schedule 3.19(a) of the Disclosure Schedules lists each “employee benefit plan” (as such term is defined under Section 3(3) of ERISA) and all other pension, retirement, deferred compensation, profit sharing, bonus, incentive, equity or equity-based, severance, change-of-control, health, life, disability, group insurance, vacation, fringe benefit or other compensation or benefit plans, programs, contracts, or arrangements (whether written or unwritten) maintained, contributed to, or required to be contributed to, by the Company or a Subsidiary for the benefit of any of their current or former employees, independent contractors or directors (or any of their respective dependents or beneficiaries) (each, a “Company Participant”) or with respect to which the Company or a Subsidiary may otherwise have any Liability (each a “Plan”).  Schedule 3.19(a) of the Disclosure Schedules separately identifies each Plan which is sponsored by the Company or a Subsidiary (each, a “Company Plan”) and each Plan which is sponsored by an entity other than the Company or Subsidiary (each, a “Green Plains Plan”).  Each Company Plan and, with respect to the Company Participants, each Green Plains Plan, has been established, maintained, funded and administered, in form and in operation, in all material respects in accordance with its terms and with the requirements of the Code, ERISA and all applicable Laws, and the Company and each of its Subsidiaries have performed and complied in all material respects with all of their respective obligations under or with respect to each Plan.    Green Plains has made available to the Buyers a true and correct copy of each Plan and a written description of any unwritten Plan.  Neither the Company nor any of its Subsidiaries nor, with respect to the Company Participants, Green Plains has ever been subject to Tax under Section 4980H of the Code. Except as set forth on Schedule 3.19(a), as of the Closing Date, neither the Company nor any of its Subsidiaries have any Liability with respect to any Green Plains Plan.

(b)Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a master or prototype plan that has received a favorable opinion or advisory letter from the Internal Revenue Service that the Plan can rely upon and to the Knowledge of the Company, no event has occurred that could adversely affect the qualification of such Plan.  Neither the Company nor any of its Subsidiaries has any “leased employees” within the meaning of Section 414(n) of the Code.

(c)Except as set forth on Schedule 3.19(c) of the Disclosure Schedules,  neither the Company, any Subsidiary of the Company nor any corporation or trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or a Subsidiary of the Company, or (ii) which is treated with the Company or a Subsidiary of the Company as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has at any point sponsored, maintained, contributed to or had any obligation to or liability (contingent or otherwise) with respect to any employee pension plan subject to Title IV of ERISA or Section 412 of the Code.  Neither the Company, a Subsidiary of the Company nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan within the meaning of Section 3(37) of ERISA.  As of the Closing Date, neither the Company nor any of its Subsidiaries have any Liability, contingent or otherwise, with respect to any employee pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d)No Company Plan provides, and neither the Company nor any Subsidiary is obligated to provide, welfare benefit coverage, including, without limitation, death or medical benefit coverage, beyond termination of service or retirement other than coverage mandated by applicable Law.

(e)There is no pending or, to the Knowledge of the Company, threatened action relating to a Company Plan or, with respect to Company Participants, a Green Plains Plan or facts or circumstances that could reasonably form the Basis for any such action (other than routine claims for benefits), and no Company Plan or, with respect to Company Participants, a Green Plains Plan has been the subject of an examination or audit by a Governmental Authority.

(f)The execution and performance of this Agreement and the Transactions will not, alone or combination with any other event, (i) constitute a stated triggering event under any Plan that could result in any payment (whether of severance pay or otherwise) becoming due, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Plan, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Plan, (iv) directly or indirectly cause the Company or any of its Subsidiaries or any ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for benefits for any individual or plan, or (v) result in any payments or benefits that could subject any Person to Liability for Tax under Section 4999 of the Code or could be non-deductible pursuant to Section 280G of the Code.

3.20Tax Matters

(a)All Tax Returns required to be filed by the Company have been timely filed, and all such Tax Returns have been prepared in compliance with all applicable Laws and are true, correct and complete in all material respects. The Company has fully and timely paid all Taxes due (whether or not shown on any Tax Return).  The unpaid Taxes of the Company (i) did not, as of the date of the Balance Sheet Date, exceed the reserves for Tax liability set forth on the face of the Financial Statements as of the date of the Balance Sheet Date and (ii) will not as of the end of the Closing Date, exceed that accrual as adjusted for ordinary course operations through the end of the Closing Date with the past custom and practice of the Company in filing their Tax Returns. Since the date of the Balance Sheet Date, neither Green Plains, the Company nor any of their respective Subsidiaries have incurred any liability for Taxes arising from extraordinary gains or losses or outside the Ordinary Course of Business.

(b)Except for any group of which Green Plains is the common parent, the Company (i) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) has not filed a consolidated federal income Return with any other Person, and (iii) has any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).  Except as set forth on Schedule 3.20(b) of the Disclosure Schedules, the Company is not, and has never been, a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement or similar agreement or arrangement.

(c)All Taxes which the Company is required by Law to withhold or collect have been timely withheld or collected and paid over to the proper Governmental Authority, and the

Company has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(d)Schedule 3.20(d) of the Disclosure Schedules sets forth a correct and complete list of all material Tax Returns filed by the Company for taxable periods ending on or after December 31, 2014, indicates those Tax Returns that have been audited or subject to similar examination, and indicates those Tax Returns that currently are the subject of audit or examination.  The Company has delivered to the Buyers correct and complete copies of all material Tax Returns filed by the Company for taxable periods ending on or after December 31, 2014 and all private letter rulings, notices of proposed deficiencies, deficiency notices, closing agreements, settlement agreements, and pending ruling requests relating to Taxes submitted, received or agreed to by or on behalf of the Company on or after such date.

(e)Except as set forth on Schedule 3.20(e) of the Disclosure Schedules, the Company has not waived or been requested to waive any statute of limitations or consented to extend the time in which any Tax may be assessed or collected in respect of Taxes, which waiver is currently in effect. There is no Proceeding pending or proposed or, to the Knowledge of the Company, threatened with respect to Taxes of the Company. The Company is not a beneficiary of any extension of time within which to file any Tax Return.  No deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company, and to the Knowledge of the Company, there is no basis upon which any such Tax deficiency could reasonably expected to be asserted.

(f)The Company has neither received nor applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case, that would be binding upon the Company after the Closing Date.

(g)No written claim has been made in a jurisdiction where the Company has not filed a particular type of Tax Return or paid a particular type of Tax that it is or may be required to file such Tax Return or pay such type of Tax in that jurisdiction.

(h)The Company has not entered into any listed, reportable or substantially similar transactions for purposes of Treasury Regulations Section 1.6011-4, or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(i)The Company has not distributed the stock of any corporation in a transaction satisfying, or purported to satisfy, the requirements of Sections 355 or 361 of the Code within the last five (5) years, and the stock of the Company has not been distributed in a transaction satisfying, or purported to satisfy, the requirements of Sections 355 or 361 of the Code within the last five (5) years.

(j)There are no Liens with respect to Taxes on any assets of the Company, other than Permitted Liens.

(k)The Company (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any unclaimed property and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii)

delivered or paid all material unclaimed property to its original or proper recipient.  No asset of the Company is escheatable to any Governmental Authority under any applicable Law.

(l) Green Plains filed an election on April 3, 2009 to cause the Company to be classified as an association taxable as a corporation that was effective on September 28, 2006 by reason of a private letter ruling.  Green Plains filed an election on or prior to August 26, 2019 to cause the Company to be classified as a disregarded entity that was effective on or prior to August 26, 2019.  Immediately prior to Closing, the Company will be properly classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(a) (and any comparable or similar applicable provision of state, local, foreign or other Law).

(m)The Company has paid in full any and all import or export duties, penalties and other import or export-related fees owed by the Company for supplies, raw materials and any other goods imported into the United States or any other country in respect of the period prior to the Closing Date. The practices of the Company with respect to the import or export of supplies, raw materials and any other goods imported into the United States or any other country and with respect to the payment of any and all applicable import or export duties, penalties and other import or export-related fees owed by the Company in connection therewith, comply with all applicable import, export or other Laws of all applicable Governmental Authorities, whether in the United States or elsewhere. The Company has correctly classified all of its supplies, raw materials and other goods for the purposes of determining whether they are subject to import, export and other Laws of applicable Governmental Authorities.

(n)None of (i) the goodwill, (ii) the going concern value or (iii) the other intangible assets of the Company that would not be depreciable or amortizable but for Section 197 of the Code was held or used on or before August 10, 1993 by the Company or Green Plains or a “related person” (within the meaning of Section 197(f)(9)(C) of the Code) to the Company (prior to the Closing Date) or Green Plains.

3.21     Insurance

   Schedule 3.21 of the Disclosure Schedules lists each insurance policy currently maintained by the Company and any Subsidiary of the Company, including the name of the insurer and policy number (the “Insurance Policies”).  The Insurance Policies are in full force and effect and neither the Company nor any Subsidiary of the Company is in breach or default, in any material respect, thereunder.  Except as set forth on Schedule 3.21 of the Disclosure Schedules, the execution of this Agreement and the consummation of the transactions set forth herein will not cause any change in or any termination of any of the Insurance Policies.  The coverage levels of the Insurance Policies, individually and in the aggregate, are adequate, in all material respects, (and have been adequate, in all material respects, for a period of two years prior to the Effective Date) for the Business and the Company and such Subsidiary of the Company based upon the Company’s and Subsidiary of the Company’s size and industry norms.  Except as set forth on Schedule 3.21 of the Disclosure Schedules, no claim has been made under any of the Insurance Policies for a period of two years prior to the Effective Date by the Company or any of its Subsidiaries. All premiums required to be paid prior to the Effective Date under all Insurance Policies have been paid.  For a period of two years prior to the Effective Date, no non-routine notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any of the Insurance Policies has been received by the Company or any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries has been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance for a period of two years prior to the Effective Date.  True and complete copies of all Insurance Policies have been provided to the Buyers.

3.22     Licenses and Permits

   The Company and each of its Subsidiaries possess all material Permits necessary for the operation of the Business as currently conducted (including the Business), and Schedule 3.22 of the Disclosure Schedules sets forth a list of all such material Permits (the “Material Permits”).  All of the Material Permits are validly held by the Company or the applicable Subsidiary of the Company, and the Company and the applicable Subsidiary of the Company have complied, in all material respects, with the terms and conditions thereof.  During the past two years neither the Company nor any Subsidiary of the Company has received written notice of any Proceedings relating to the revocation or modification of any of the Material Permits, the loss of which would materially adversely affect the Business, and none of the Material Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any suspensions, modifications, revocations or non-renewals that would not materially adversely affect the Business.  No written notice has been received by the Company or any Subsidiary of the Company of the Company with respect to any failure by the Company or such Subsidiary of the Company to have any Material Permit.  Correct and complete copies of all of the Material Permits have been made available or delivered to the Buyers.  To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that may (with or without notice or lapse of time) constitute or result in a material violation by the Company or any Subsidiary of the Company of, or provide the basis for cancellation of any Material Permits held by the Company or any Subsidiary of the Company.

3.23     Related Party Transactions

   Except as set forth on Schedule 3.23 of the Disclosure Schedules, no Related Party has any interest, directly or indirectly, in any Contract to which the Company or any Subsidiary of the Company of the Company is a party, or any property or asset used or owned by, or any interest in any direct customer or supplier of, the Company or any Subsidiary of the Company.  No Related Party has (A) borrowed money or loaned money to the Company or any Subsidiary of the Company that has not been repaid, (B) any contractual or other claim, express or implied, or any kind whatsoever against the Company or any Subsidiary of the Company that has not been satisfied, or (C) been engaged in any other transaction with the Company or any Subsidiary of the Company (other than the Transactions contemplated herein) that has remaining obligations to be performed.

3.24     Material Contracts

   Schedule 3.24 of the Disclosure Schedules sets forth a list of all Contracts currently in effect other than Plans, including all amendments, modifications and supplements thereto, to which the Company or any Subsidiary of the Company is a party, or by which the Company or any Subsidiary of the Company is bound, meeting any of the descriptions set forth below:

(a)(i) all Contracts or group of related Contracts with the same party for the purchase of products or services, under which the Company or any Subsidiary of the Company reasonably may be expected to purchase $500,000 or more of products or services during the period ending twelve (12) months after the Effective Date, (ii) all Contracts which cannot be terminated on less than 61 days’ notice, and (iii) all Contracts which cannot be terminated at a cost of less than $250,000;

(b)all Contracts that require the Company or any Subsidiary of the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(c)all Contracts that provide for the guarantee by the Company or any Subsidiary of the Company of the liabilities of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(d)all Contracts that limit or purport to limit the ability of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or granting any “most favored nation” or similar preferential rights to any Person;

(e)all employment Contracts for any Company Employee that cannot be terminated on an at-will basis or Contracts containing severance, noncompetition, change of control or retention payments or otherwise require the payment of any amounts or the granting of any rights as a result of entering into this Agreement and/or consummating the transactions contemplated hereby;

(f)all leases for the Leased Real Property;

(g)all Contracts that include or constitute a power of attorney (excluding power of attorney in connection with customs forms entered into the Ordinary Course of Business);

(h)all capital leases or personal property leases for which the annual payments exceed $500,000;

(i)excluding Off-the-Shelf Software, all Contracts related to Intellectual Property that is material to the Business, including all licenses and agreement pursuant to which the Company or any Subsidiary of the Company uses Intellectual Property or licenses Intellectual Property to or from third parties;

(j)all Contracts (or group of related Contracts) under which the Company or any Subsidiary of the Company has created, incurred, assumed, or guaranteed any Indebtedness with a principal amount in excess of $500,000;

(k)all Contracts (or group of Contracts) under which the Company or any Subsidiary of the Company contracts for any material agency, representation, distribution or brokerage services for the sale of its Products that is not terminable in thirty (30) days or less without cost or penalty;

(l)all Contracts (or group of Contracts) under which the Company or any Subsidiary of the Company contracts for transportation or freight services in excess of $250,000 annually;

(m)all Contracts (or group of Contracts) under which the Company or any Subsidiary of the Company contracts for the advertisement, display or promotion of any products involving payments of more than $250,000 annually that is not terminable in thirty (30) days or less without cost or penalty;

(n)all Contracts with any former director, former officer, former employee, former independent contractor, former consultant or former member of the Company or any Subsidiary of the Company for compensation in excess of $25,000 in any twelve (12) month period;

(o)all Contracts (or group of Contracts) that require capital expenditures in excess of $1,000,000 in the aggregate on or after the Closing Date;

(p)all Contracts (or group of Contracts) concerning a franchising, partnership, joint venture or similar arrangement;

(q)all Contracts relating to the purchase or sale of a business for a period of two years prior to the Effective Date of the Company or any Subsidiary of the Company or under which indemnification obligations remain outstanding;

(r)all Contracts containing covenants of the Company or any Subsidiary of the Company to indemnify or hold harmless another Person or group of Persons (except for warranty obligations in Contracts entered into in the Ordinary Course of Business);

(s)any Contract pursuant to which the Company or any Subsidiary of the Company is required to purchase goods or services after the Closing Date outside of the Ordinary Course of Business in excess of $250,000;

(t)any other Contract (or group of Contracts) that has an aggregate future obligation to any Person in excess of $250,000 during the twelve (12) months after the Closing Date and is not terminable, without cost, by the Company or any Subsidiary of the Company by notice of not more than 60 days;

(u)all Contracts relating to the merger, consolidation, reorganization or any similar transaction involving or with respect to the Company or any Subsidiary of the Company;

(v)all Contracts containing an exclusivity provision between the Company or any Subsidiary of the Company, on the one hand, and any Person, on the other hand;

(w)all Contracts containing consignment or guaranteed sales provisions;

(x)all hedge, future or forward Contracts, or any financial derivative contracts associated with feed and cattle with an aggregate market value as of two (2) business days prior to the Closing in excess of $1,000,000;

(y)any other Contract (or group of Contracts) that is material to the Company or any Subsidiary of the Company and not previously disclosed pursuant to this Section 3.24.

Each Material Contract is valid and binding in accordance with its terms and is in full force and effect.  Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any other party to any Material Contract is in material breach of, or in material default under, any Material Contract, nor has the Company or any Subsidiary of the Company received any written notice of any intention to terminate any Material Contract.  To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete, correct and fully executed copies of each Material Contract (including all amendments, modifications and supplements thereto and waivers thereunder) have been made available or delivered to the Buyers.  Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company any other party thereto is in breach of any obligation under any purchase order, which breach would, individually or in the aggregate, be material to the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company has waived any of its respective material rights under any Material Contract.

3.25Intellectual Property

(a)Excluding Off-the-Shelf Software, Schedule 3.25 of the Disclosure Schedules sets forth a list of the Owned Company Intellectual Property and the Intellectual Property licensed from third parties (“Licensed Intellectual Property” and collectively with the Owned Company Intellectual Property, the “Company Intellectual Property”), including all copyrights and copyright registrations/applications; Trademarks and Trademark registrations/applications; patents and patent registrations/applications; and domain names.

(b)Except as set forth in Schedule 3.25 of the Disclosure Schedules: (i) the Company Intellectual Property comprises all Intellectual Property used or held for use in the operation or conduct of the Business; (ii) the Company or any Subsidiary of the Company owns and possesses all right, title and interest in and to, or possesses the valid and enforceable right to use, all Company Intellectual Property and such right, title and interest in any Company Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company (“Owned Company Intellectual Property”) is free and clear of all Liens other than Permitted Liens; (iii) no claims are pending or, to the Knowledge of the Company, threatened, as of the Effective Date against the Company or any Subsidiary of the Company by any Person claiming that the use of any Intellectual Property, including, but not limited to, the Owned Company Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property of any such Person; (iv) during the two-year period prior to the Effective Date, neither the Company nor any Subsidiary of the Company has received any written notices of infringement or misappropriation from any Person with respect to the Company’s or any Subsidiary of the Company’s use of any Company Intellectual Property; (v)  no application or registration for any Owned Company Intellectual Property, including without limitation all Trademarks of the Company or any Subsidiary of the Company (collectively, the “Company Trademarks”), has been subject to any opposition or cancellation proceeding in the U.S., or an equivalent proceeding, worldwide, and there has been no other litigation, litigation threatened in writing, or other written objection to the use or registration of any of the Owned Company Intellectual Property, including, but not limited to, the Company Trademarks, by the Company or any Subsidiary of the Company; (vi) to the Knowledge

of the Company, the Company Trademarks are not registered to any Person (other than the Company or any Subsidiary of the Company) in any domestic or foreign jurisdiction; (vii) no supplier of the Company or any Subsidiary of the Company, to the Knowledge of Company can legitimately claim, or has claimed or threatened to claim, ownership to any of the Owned Company Intellectual Property; (viii) each of the Company’s and its Subsidiary of the Company’s consultants, advertising agencies, marketing agencies, or other independent contractors that has developed any Intellectual Property included in the Owned Company Intellectual Property, has executed an agreement, affirming the Company’s or such Subsidiary of the Company’s ownership to such Owned Company Intellectual Property; (ix)  to the Knowledge of the Company, no Person is infringing or misappropriating any Owned Company Intellectual Property; and (x) to the Knowledge of the Company, none of the Owned Company Intellectual Property infringes upon any other Person’s Intellectual Property.

(c)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or Contract governing any of the Company Intellectual Property (the “Company IP Rights Contracts”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of the Company or any Subsidiary of the Company to exercise any of its rights in the Company Intellectual Property or any portion thereof.

(d)The Company and each Subsidiary of the Company has (i) complied in all material respects with the requirements of third parties with respect to maintaining the confidentiality of and safeguarding of such third parties’ Intellectual Property licensed to the Company or such Subsidiary of the Company; and (ii) exercised reasonable care and taken reasonable and practicable steps to maintain the confidentiality of and to protect and safeguard such third parties’ Intellectual Property that is included in the Company Intellectual Property.

(e)The Company or its Affiliates have a policy or policies describing the collection, use and disclosure of Personal Information, and its collection, use, storage, disposal and disclosure of Personal Information materially complies with, and at all times has been in material compliance with, the terms of such policy(ies) and all applicable privacy and data protection Laws and other applicable directives relating to data privacy, data protection and data security.

(f)The Company has not, directly or through a third party vendor or provider: (i) to the Knowledge of the Company, experienced a security breach or equivalent incident (as defined by applicable Laws) in the past two (2) years; (ii) failed to provide any security breach notification with respect to a known breach to any Person or Governmental Authority as required by Laws; or (iii) received written notice of, or been subject to, any audits, inquiries, claims, complaints or investigations by any Governmental Authority or Person under applicable data privacy Laws.

3.26     Indebtedness

   Neither the Company nor any Subsidiary of the Company of the Company is liable for any Indebtedness of any other Person.  Schedule 3.26(a) of the Disclosure Schedules sets forth a summary of the terms of all Indebtedness of the Company and its Subsidiaries.

3.27     Customers and Suppliers

   Schedule 3.27 of the Disclosure Schedules sets forth a list of the 10 largest customers (“Material Customers”) and the 10 largest suppliers (“Material

Suppliers”) of the Company and its Subsidiaries on a consolidated basis (based on the value (in US dollars) of annual purchases by or from the Company and such Subsidiaries during each of the twelve (12) month periods ended December 31, 2017 and December 31, 2018.  Neither the Company nor any Subsidiary of the Company has received any written notice that any of (a) the Material Customers has ceased, or currently intends to cease, to purchase Products or Services or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary of the Company, and to the Knowledge of the Company, no Material Customer has threatened any such action, or (b) the Material Suppliers has ceased, or currently intends to cease, to supply goods or services to the Company or any Subsidiary of the Company or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary of the Company.  The Company and each Subsidiary of the Company has not for a period of two years prior to the Effective Date, and currently is not providing, any cash payment, cash gift, cash compensation or similar cash benefit (outside of normal payments made in the Ordinary Course of Business in respect of goods delivered or services rendered) to any of its customers or suppliers, or their respective Affiliates.

3.28     Inventory

   All inventory of the Company and its Subsidiaries that is held for sale, resale or consumption, including raw materials, work in process and finished goods (collectively, “Inventory”), consists of items of a quantity and quality useable and saleable within customary time periods in the Ordinary Course of Business and contains no amount of slow-moving, obsolete or damaged items or materials in excess of reserves set forth in the Financial Statements or on Schedule 3.28 of the Disclosure Schedules.  Schedule 3.28 of the Disclosure Schedules lists all cattle and feed positions of the Company and its Subsidiaries as of June 30, 2019.  All Inventory reflected in the Financial Statements is valued at the lower of fair market value or cost as determined using the first in, first out accounting method.  Neither the Company nor any Subsidiary of the Company has any Inventory in any locations except as set forth in Schedule 3.28 of the Disclosure Schedules.

3.29     Accounts Receivable

   A complete and accurate list and aging of the accounts receivable of the Company and their Subsidiaries as of June 30, 2019 are set forth in Schedule 3.29 of the Disclosure Schedules.  All of the accounts receivable of the Company and its Subsidiaries arose in the Ordinary Course of Business from bona fide transactions.  Except for Permitted Liens, there are no encumbrances or Liens on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable, except in the Ordinary Course of Business or as fully and adequately reflected in reserves for doubtful accounts set forth in the Interim Financial Statements.

3.30     Accounts

   Schedule 3.30 of the Disclosure Schedules sets forth a list of all bank accounts (including any safe deposit boxes and lock boxes), hedging accounts and investment accounts maintained by the Company or any Subsidiary of the Company, including the financial institution at which the account is held, the account number for such account and the names of all persons authorized to draw thereon or to have access thereto, including the names of all authorized signatories.

3.31     No Brokers

   Except as set forth on Schedule 3.31 of the Disclosure Schedules, no broker, finder, investment banker or other third party is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Ancillary Document based upon arrangement, contract or agreement made by or on behalf of the Company or any Subsidiary of the Company.

3.32     No Disqualification Events

   Neither Green Plains, the Company nor any Subsidiary of the Company, nor any of their respective predecessors, directors, executive officers or other officers or any beneficial owner (as that term is defined in Rule 13d-3 under the 1934 Act) of five percent (5%) or more of Green Plains’, or the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Green Plains, the Company or any Subsidiary of the Company in any capacity at the time of sale (each, a “Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).  Green Plains, the Company and their respective Subsidiaries have exercised reasonable care to determine (i) the identity of each person that is a Covered Person; and (ii) whether any Covered Person is subject to a Disqualification Event.  Green Plains, the Company and their respective Subsidiaries have complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

3.33No Other Representations or Warranties    Except for the representations and warranties contained in Article 3 and Article 4, neither Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any of its Subsidiaries, Green Plains or any other Person.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF GREEN PLAINS

Green Plains hereby represents and warrants to the Buyers that the following representations and warranties are true and correct as of the Closing Date:

4.1     Organization

   Green Plains is a corporation validly existing, duly registered and in good standing under the laws of the State of Iowa.

4.2     Power and Authority

   Green Plains has all requisite power and authority to execute and deliver this Agreement and each other Ancillary Document to be executed by Green Plains hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  All acts or proceedings required to be taken by Green Plains to authorize the execution and delivery of this Agreement and the Ancillary Documents and the performance of the obligations of Green Plains hereunder and thereunder have been properly taken.

4.3     Enforceability

   This Agreement and each Ancillary Document executed by Green Plains is duly authorized, executed and delivered by Green Plains and constitutes the legal, valid and binding obligation of Green Plains, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles.

4.4     No Violation; Consents and Approvals

 Neither: (a) the execution, delivery or performance of this Agreement by Green Plains or any Ancillary Document to which Green Plains is or will be a party; nor (b) any of the Transactions or any such other agreement, document or instrument, will (with or without notice or lapse of time) contravene, conflict with or result in a material violation or material breach of, or result in a material default under, any provision of any Contract to which Green Plains is a party or by which Green Plains is bound.  Green Plains is not (or will not be) required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the performance of this Agreement or any Ancillary Document.

4.5     Company Interests

 Green Plains holds of record and owns beneficially all of the membership interests of the Company. At the Closing, Green Plains will transfer to the Buyers good and marketable title to the Purchased Interests set forth next to its name on Schedule B, in each case free and clear of all Liens, restrictions on transfer (other than any restrictions created by the Organizational Documents of the Company, the Ancillary Documents or under applicable state and/or federal securities Laws), options, warrants, rights, calls, commitments, proxies or other contract rights. Except for this Agreement, Green Plains is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any equity interest in the Company. Green Plains is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interest in the Company.

4.6     No Legal Proceedings

   There are no actions (including arbitration proceedings), orders, charges, complaints, grievances, governmental investigations or inquiries or claims pending or, to the knowledge of Green Plains, threatened against or affecting Green Plains, at law or in equity, or before or by any Governmental Authority which would affect the entry into, performance of, compliance with and enforcement of any of the obligations of Green Plains hereunder.

4.7     No Brokers’ Fee

   Green Plains has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Company would be liable.

4.8No Other Representations or Warranties    Except for the representations and warranties contained in Article 3 and Article 4, neither Green Plains, the Company or its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any of its Subsidiaries, Green Plains or any other Person.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each Buyer hereby represents and warrants, severally and not jointly, with respect only to itself and not to any other Buyer, to the Company that the following representations and warranties are true and correct as of the Closing Date:

5.1     Organization

 Such Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable.

5.2     Power and Authority

 Such Buyer has all requisite power and authority to execute and deliver this Agreement and each other Ancillary Document to be executed by such Buyer hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  All acts or proceedings required to be taken by such Buyer to authorize the execution and delivery of this Agreement and the Ancillary Documents and the performance of the obligations of such Buyer hereunder and thereunder have been properly taken.

5.3     Enforceability

   This Agreement and each Ancillary Document executed by such Buyer is duly authorized, executed and delivered by such Buyer and constitutes the legal, valid and binding obligation of such Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles.

5.4     No Violation; Consents and Approvals

 Neither: (a) the execution, delivery or performance of this Agreement by such Buyer or any Ancillary Document to which such Buyer is or will be a party; nor (b) any of the Transactions or any such other agreement, document or instrument, will (with or without notice or lapse of time) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which such Buyer is a party or by which such Buyer is bound.  Such Buyer is not (or will not be) required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the performance of this Agreement or any Ancillary Document.

5.5     No Legal Proceedings

   There are no actions (including arbitration proceedings), orders, charges, complaints, grievances, governmental investigations or inquiries or claims pending or, to the knowledge of such Buyer, threatened against or affecting such Buyer, at law or in equity, or before or by any Government Authority which would affect the entry into, performance of, compliance with and enforcement of any of the obligations of such Buyer hereunder.

5.6     No Brokers’ Fees

 Such Buyer has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which Green Plains would be liable.

5.7     Investment Representations

   Such Buyer is not acquiring any of the Purchased Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.  Such Buyer (a) is an “accredited investor” (as defined in Regulation D under the Securities Act); (b) is able to bear the economic risk of its investment in the Purchased Interests; (c) acknowledges that the Purchased Interests have not been registered under the Securities Act and therefore are subject to certain restrictions on transfer unless registered for resale or subject to an exempt transaction under the Securities Act and any applicable state securities Law and the Company is under no obligation to file a registration statement with the Securities and Exchange Commission with respect to the Purchased Interests in connection with the transactions contemplated by this Agreement or after the Closing; and (d) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Purchased Interests.

5.8     Disqualification Event

 Such Buyer has not been subject to any Disqualification Event or any proceeding or event that could result in any such Disqualification Event that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in disqualification under Rule 506(d)(1) of the Company’s use of the Rule 506 exemption.

5.9     Buyer’s Due Diligence

 Each Buyer has conducted a due diligence investigation, review and analysis of the Company and its Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company and its Subsidiaries for such purpose.  Each Buyer further acknowledges and agrees that neither the Company, its Subsidiaries, Green Plains nor any other Person has made any representation or warranty as to the Company or its Subsidiaries, Green Plains, the Business or this Agreement, except as expressly set forth in Articles 2 and 3 of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE 6
Certain Covenants and Agreements

6.1     Public Announcements

   Except as may be required by Law, or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates and Representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the Parties, which approval shall not be unreasonably withheld, provided that a Party may disclose such information (a) to its directors, officers, employees, advisors, agents, attorneys, accountants, consultants, Affiliates, underlying beneficial owners and representatives who have a need to know such information, (b) in the case of the Company, to its employees and equity holders and to third parties whose consent is required to be obtained hereunder and (c) in connection with enforcing its rights under this Agreement or the Ancillary Documents.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party or its Affiliates without the approval of the other Parties hereto, which approval shall not be unreasonably withheld, unless required by Law (in the reasonable opinion of counsel), in which case such Parties shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.  Notwithstanding the foregoing, the Parties expressly authorize each Buyer and its respective Affiliates to display the Company’s logo and general Company information consistent with such Buyer’s and its Affiliates’ past practices on their website and to disclose information regarding the transactions contemplated by this Agreement to each Buyer’s and/or its Affiliates’ limited partners,  prospective limited partners, or beneficial owners at any time after the Closing, including in marketing materials.

6.2     Fees and Expenses

   Except as otherwise expressly set forth herein, all expenses incurred by any Party to this Agreement or on its behalf in connection with this Agreement and the Transactions (“Expenses”) will be paid by the Party incurring those Expenses.

6.3     Cooperation

   From and after the Closing Date, each of the Parties shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as the other Parties shall reasonably request to consummate or confirm the Transactions, to accomplish the purpose of this Agreement or to assure to the other Parties the benefits of this Agreement.

6.4Tax Matters

(a)Intended Tax Treatment  Each Party agrees to treat the Buyers’ purchase of the Purchased Interests as a transaction described in Revenue Ruling 99-5, 1999-1 CB 434, Situation 1, and shall not take any position inconsistent with such treatment unless otherwise required by applicable Law.

(b)Purchase Price Allocation  Within forty-five (45) days of the final conclusive determination of the Actual Members’ Equity Amount as set forth in Section 2.4(e), the Buyers, acting together, shall prepare and deliver to Green Plains a final allocation of the Purchase Amount, increased by the Liabilities of the Company to the extent appropriate under applicable U.S. federal income Tax Law plus any other relevant items, among the assets of the Company in a manner consistent with Section 1060 of the Code.  Such allocation shall be deemed final unless Green Plains notifies the Buyers in writing of any disagreement with such allocation within thirty (30) days after delivery thereof by the Buyers.  In the event of such disagreement, the Buyers and Green Plains shall use reasonable efforts to reach agreement on a mutually acceptable allocation.  If the Parties cannot so agree, then the Buyers and Green Plains shall submit their dispute to the Independent Accounting Firm for resolution in a manner consistent with Section 2.4(e).  Each Party shall each report, for all Tax purposes, and timely file all U.S. federal, state, local and foreign Tax Returns (including IRS Form 8594) in a manner consistent with the purchase price allocation as finally determined by this Section 6.4(b).  In the event of any adjustment to the Purchase Price pursuant to this Agreement, the Buyers shall revise the purchase price allocation in a manner consistent with the purchase price allocation as finally determined by this Section 6.4(b).

(c)     Transfer Taxes

 Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, value-added, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (collectively, the “Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Green Plains when due, and Green Plains shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.  If the Buyers or the Company is required by law to pay any such Taxes, then Green Plain shall promptly reimburse the Buyers for any such payment.

(d)     Apportionment of Taxes

   In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, payroll or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax or the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e)     Cooperation Regarding Tax Matters

   Each Party shall cooperate in all reasonable respects, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return or claim for refund or any audit, proceed or other claim with respect to the Taxes or Tax Returns of the Company.  Such cooperation shall include (i) promptly forwarding copies (to the extent related thereto) of (A) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority, and (B) reasonably requested copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property of the Company, as reasonably determined material, and (ii) upon request, providing each other with the information that any Party is required to report pursuant to the Code, to the extent that the Party to whom the request is made can obtain the information through the exercise of commercially reasonable efforts.

(f)   Tax Sharing Agreements

 All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated at least one (1) day prior to the Closing Date, and, after such termination, the Company shall not be bound thereby or have any liability thereunder.

6.5     Transaction Expenses

 Within sixty (60) days of the Closing Date, Green Plains shall provide the Buyers with evidence reasonably satisfactory to the Buyers that all Transaction Expenses have been or will be discharged at the expense of Green Plains.

ARTICLE 7
CLOSING deliverables

7.1     Company Deliverables

   On or prior to the Closing Date, the Company shall have delivered, or caused to have delivered, to the Buyers all of the following:

(a)a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware;

(b)copies of the Company’s Organizational Documents and all amendments thereto;

(c)resolutions of the Company’s governing body approving this Agreement and each other agreement, document or instrument contemplated hereby to which the Company is a party, and authorizing the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby,  certified by a duly authorized officer of the Company;

(d)a duly executed counterpart signature page to the Company Operating Agreement;

(e)evidence reasonably satisfactory to the Buyers that the Company has terminated all Tax sharing agreements or similar agreements with respect to or involving the Company, including, without limitation, that certain Tax Sharing Agreement by and among the Parent and Subsidiaries (as defined therein), effective January 1, 2014, as amended by that certain Amendment and Addendum to Tax Sharing Agreement, effective as of August 29, 2017;  and

(f)such other documents or instruments as the Buyers may reasonably request to effect the transactions contemplated hereby.

7.2     Green Plains Deliverables

   On or prior to the Closing Date, Green Plains shall have delivered, or caused to have delivered, to the Buyers all of the following:

(a)a certificate of good standing of Green Plains issued by the Secretary of State of the State of Iowa;

(b)copies of Green Plains’ Organizational Documents and all amendments thereto;

(c)resolutions of Green Plains’ governing body approving this Agreement and each other agreement, document or instrument contemplated hereby to which Green Plains is a party, and authorizing the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby to which Green Plains is a party, and the consummation of the transactions contemplated hereby and thereby, certified as being in full force and effect by a duly authorized officer of Green Plains;

(d)a duly executed counterpart signature page to the Company Operating Agreement;

(e)all third-party consents and approvals (on terms reasonably satisfactory to the Buyers) that are necessary for the consummation of the transactions contemplated hereby and the operation of the Business after Closing, or that are required in order to prevent a breach of or default under any agreement to which the Company is a party;

(f)[Intentionally left blank];

(g)evidence reasonably satisfactory to the Buyers that all regulatory approvals, licenses and permits set forth on Schedule 7.2(g) of the Disclosures Schedules have been received;

(h)a certificate, dated as of the Closing Date, in form and substance required under Treasury Regulations Section 1.1445-2(b)(2) stating that Green Plains is not a “foreign person” as defined in Section 1445 of the Code, reasonably satisfactory to the Buyers;  and

(i)such other documents or instruments as the Buyers may reasonably request to effect the transactions contemplated hereby.

7.3     Buyers Deliverables

   On or prior to the Closing Date, each Buyer shall have delivered, or caused to have delivered, to Green Plains all of the following:

(a)Payment of an amount equal to such Buyer’s Pro Rata Share of the Closing Purchase Amount by (i) wire transfer of immediately available funds to the account designated by Green Plains prior to the Closing Date or (ii) such other method as agreed to by Green Plains in its sole and absolute discretion;

(b)a certificate of good standing of each Buyer issued by the state of its incorporation or formation;

(c)a duly executed counterpart signature page to the Company Operating Agreement; and

(d)such other documents or instruments as Green Plains may reasonably request to effect the transactions contemplated hereby.

ARTICLE 8
Indemnification

8.1Indemnification Obligations of Green Plains

(a)From and after the Closing Date, subject to the applicable limitations set forth in this Article 8, Green Plains will indemnify, defend and hold harmless each Buyer and each of its respective Representatives and Affiliates and each of their respective heirs, executors, insurers, successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses arising out of or relating to:

(i)any breach or inaccuracy of any representation or warranty made by the Company and/or Green Plains in this Agreement;

(ii)any breach of any covenant, agreement or undertaking made by the Company and/or Green Plains in this Agreement;

(iii)any fraud, willful misconduct or intentional misrepresentation of the Company and/or Green Plains in connection with this Agreement; and

(iv)any Pre-Closing Taxes.

(b)The Losses described in Section 8.1(a), as to which the Buyer Indemnified Parties are entitled to indemnification hereunder, are referred to herein as the “Buyer Losses.”

8.2Indemnification Obligations of the Buyers

(a)From and after the Closing Date, subject to the applicable limitations set forth in this Article 8,  each Buyer, on a several and not joint basis, will indemnify, defend and hold harmless Green Plains, the Company and each of their Representatives and Affiliates and each of their respective heirs, executors, insurers, successors and assigns (collectively, the “Company Indemnified Parties”) from, against and in respect of any and all Losses arising out of or relating to:

(i)any breach or inaccuracy of any representation or warranty made by such Buyer in this Agreement;

(ii)any breach of any covenant, agreement or undertaking made by such Buyer in this Agreement to be performed after the Closing Date; and

(iii)any fraud, willful misconduct or intentional misrepresentation of such Buyer in connection with this Agreement.

(b)The Losses described in Section 8.2(a) as to which the Company Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Company Losses.”

8.3Indemnification Procedure

(a)Promptly after receipt by an indemnified party under this Article 8 (hereinafter referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any Proceeding with respect to which such Indemnified Party may be entitled to receive payment for any Buyer Losses or Company Losses (as the case may be) (a “Third Party Claim”), such Indemnified Party will notify the other Party (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such Proceeding; provided,  however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in prejudice to the Indemnifying Party.

(b)The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to accept full responsibility (subject to the limitations set forth in Sections 8.4,  8.5, and 8.6) for any Buyer Losses or Company Losses (as the case may be) resulting from a Third Party Claim, and to assume the defense of a Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred (subject to the limitations set forth in Section 8.5); provided,  however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Proceeding.  In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense.

(c)The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.  No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all Liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(d)In the event an Indemnified Party claims a right to payment pursuant to this Agreement, other than for a Third Party Claim pursuant to Section 8.3(a), such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party.  Such notice will specify in reasonable detail the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted.  As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim by mutual agreement or mediation.  If the Indemnified Party and the appropriate Indemnifying Party fail to establish the merits and amount by way of mutual agreement or mediation they will establish the merits and amount by way of arbitration as provided in Section 9.9.  Within five (5) business days of the final determination of the merits and amount of such claim, and the Indemnifying Party will pay to the Indemnified Party (or to such other Person as the Indemnified Party directs) immediately available funds in an amount, if any, equal to such claim as determined hereunder.

8.4     Survival

   Subject to the further provisions of this Section 8.4, the representations and warranties of Green Plains, the Company, and the Buyers contained in this Agreement shall survive the Closing Date until the later of (i) eighteen (18) months following the Closing Date or (ii) sixty (60) days following the completion of the annual audit of the Company’s financial records for the fiscal year ending December 31, 2020;  provided,  however, that (a) the representations and warranties contained in Sections 3.1 (Organization), 3.2 (Power and Authority), 3.3 (Enforceability), 3.4 (Capitalization), 3.5 (Valid Issuance of Purchased Interests), 3.6 (Subsidiaries), clause (a) of 3.7 (No Violation; Consents and Approvals), and 3.31 (No Brokers’ Fees), the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Power and Authority), 4.3 (Enforceability), 4.5 (Company Interests), and 4.7 (No Brokers’ Fees), and the representations and warranties contained in Sections 5.1 (Organization), 5.2 (Power and Authority), 5.3 (Enforceability), and 5.6 (No Brokers’ Fee) (collectively, the “Fundamental Representations”) shall survive the Closing Date indefinitely; and (b) the representations and warranties set forth in Section 3.20 (Tax Matters) (collectively, the “Special Representations”) shall survive the Closing Date until sixty (60) days following the expiration of the statute of limitations (after giving effect to any waiver, modification, tolling or extension thereof), if any, applicable to the subject matters set forth therein.  The covenants and other agreements of the Parties contained in this Agreement shall survive the Closing Date indefinitely.  For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.” No claim for Losses pursuant to Section 8.1(a) and Section 8.2(a) shall be brought or made after the expiration of the applicable Survival Date, except for (i) any claims which have been asserted and that are the subject of a written notice from an Indemnified Party to an Indemnifying Party prior to the expiration of such Survival Date or (ii) any claims arising out of fraud, willful misconduct or intentional misrepresentation.

8.5Limitation on Indemnity

(a)Notwithstanding anything to the contrary set forth herein, but subject to Section 8.5(c) and 8.5(d) hereof, the Buyer Indemnified Parties shall not make a claim against

Green Plains for indemnification for Buyer Losses, and the Company Indemnified Parties may not make a claim against a Buyer for Company Losses, as the case may be, under Section 8.1(a)(i) or Section 8.2(a)(i), respectively, for any single claim (or series of related clams or claims arising from similar facts and circumstances) unless and until the aggregate amount of Buyer Losses or Company Losses from such single claim (or series of related claims or claims arising from similar facts and circumstances), as the case may be, exceeds $200,000 (the “De Minimis Threshold”),  in which event the applicable Indemnified Party may claim indemnification for all such Losses (and not merely the excess of such Losses over the De Minimis Threshold), as the case may be and in each case subject to the other limitations set forth in this Article 8, including, without limitation, Section 8.5(b);  provided,  however,  that the De Minimis Threshold shall not apply to Losses with respect to the Fundamental Representations or the Special Representations.

(b)Notwithstanding anything to the contrary set forth herein, but subject to Section 8.5(c) and 8.5(d) hereof, the Buyer Indemnified Parties shall not make a claim against Green Plains for indemnification for Buyer Losses, and the Company Indemnified Parties may not make a claim against a Buyer for Company Losses, as the case may be, under Section 8.1(a)(i) or Section 8.2(a)(i), respectively, unless and until the aggregate amount of Buyer Losses or Company Losses, as the case may be, when aggregated with the amount of all other Losses which such Indemnified Party is entitled to recover, exceeds $1,000,000 (the “Basket”) in which event such applicable Indemnified Party may claim indemnification for all Losses (and not merely the excess of such Losses over the Basket), as the case may be; provided,  however, that the Basket shall not apply to Losses with respect to the Fundamental Representations or the Special Representations.

(c)Subject in all cases to Section 8.5(d) hereof:

(i)the sum of all Buyer Losses pursuant to which indemnification is payable by Green Plains pursuant to Section 8.1(a)(i) hereof (except for Fundamental Representations and Special Representations, for which there shall be no cap) shall not exceed, in the aggregate, $7,400,000 (the “Cap Amount”); and

(ii)the Company Losses pursuant to which indemnification is payable by a Buyer pursuant to Section 8.2(a)(i) hereof (except Buyer Fundamental Representations) shall not exceed such Buyer’s Pro Rata Share of the Cap Amount, and the sum of all Company Losses pursuant to which indemnification is payable by the Buyers, in the aggregate, shall not exceed the Cap Amount.

(d)In no event shall the De Minimis Threshold, Basket and Cap Amount set forth in Sections 8.5(a),  (b) and (c) hereof apply to the rights of any Indemnified Parties to be indemnified pursuant to Section 8.1(a) or Section 8.2(a) hereof for all Losses suffered, sustained or incurred that arise from, in connection with, or as a result of fraud or willful or intentional breach.

(e)Notwithstanding anything contained herein to the contrary, except for Losses suffered, sustained or incurred that arise from, in connection with, or as a result of fraud,  willful misconduct or intentional misrepresentation, in no event shall any Indemnifying Party have any liability for any Buyer Losses or Company Losses, as the case may be, payable pursuant to Section 8.1(a)(i) or Section 8.2(a)(i) hereof with respect to Fundamental Representations or Sections

8.1(a)(ii),  8.1(a)(iv), or 8.2(b)(ii)  in excess of the Purchase Price, or with respect to any individual Buyer, such Buyer’s Pro Rata Share of the Purchase Price.

(f)For purposes of (i) determining any inaccuracy in or breach of any representation or warranty and (ii) calculating the amount of Losses incurred arising out of or relating to any breach of a representation or warranty, the references to “Material Adverse Effect” or other materiality qualifiers (or correlative terms), including as expressed in accounting concepts, shall be disregarded.

(g)Any amount payable pursuant to this Article 8 shall (retroactively if necessary, resulting in a prompt refund to the Indemnifying Party): (i) be decreased to the extent of any insurance proceeds actually received by the Indemnified Party in respect of an indemnifiable Loss, as applicable, and (ii) be reduced by any actual recoveries from third Persons pursuant to indemnification or otherwise in respect thereto, in each case, net of any costs and Taxes incurred by the Indemnified Parties in connection with the receipt of such insurance proceeds or actual recoveries.

(h)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except, however, with respect to any of the foregoing paid or owing to a Third Party with respect to a Third Party Claim, which damages shall be considered part of damages and shall be covered by the indemnifications set forth in this Article 8.

(i)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses, to the extent required by any Law, for which such Indemnified Party seeks indemnification under this Agreement upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

(j)An Indemnified Party shall not be entitled to indemnification for Losses in respect of any matter to the extent the same Losses were already included in Purchase Price adjustments determined pursuant to Section 2.4 or would otherwise result in duplicative recovery

8.6     Damage to the Buyers

   The Parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation by Green Plains or the Company hereunder, then the Buyers shall also be deemed, by virtue of the Transactions, without duplication, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

8.7     Tax Treatment

   The Parties hereto agree to treat all payments made by or deemed to be made by a Party under this Article 8 as adjustments to the Purchase Price, unless otherwise required by applicable Law.

8.8     Exclusive Remedies

   Subject to Section 9.8, the Parties acknowledge and agree that after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful or intentional breach on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8.  In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8.  Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.8 or to seek any remedy on account of any fraud or willful or intentional breach by any Party hereto.

ARTICLE 9
Miscellaneous

9.1     Notices

   All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or sent by registered or certified mail (return receipt requested) or by reputable national courier (with evidence of delivery and postage and other fees prepaid) to the address set forth on the recipient’s signature page to this Agreement or to such other representative or at such other address of a recipient as such Party may furnish to the other Parties in writing.  Should the contact person of any Party set forth above change, such Party shall have an obligation to promptly inform the other Parties of such change.

9.2     Disclosure Schedules

   The disclosure schedules dated as of the Execution Date and delivered to the Buyers herewith (the “Disclosure Schedules”) are hereby incorporated by reference into the sections in which they are directly referenced and each other section or subsection of this Agreement to the extent the relevance of such information to such other section or subsection of this Agreement is reasonably apparent on the face of such disclosure.  The provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedules does not and shall not be deemed to create or imply a standard of materiality hereunder.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.3     Assignment; Successors in Interest

   No assignment or transfer by any Party of its rights and obligations under this Agreement may be made except with the prior written consent of each other Party to this Agreement.  This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

9.4     Interpretation

   Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.  The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”,  “hereof’,  “hereunder”,  “hereby”,  “hereto”,  “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the schedules, annexes and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement.

9.5     Captions

   The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.  Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement and all references to Schedules are references to Schedules to this Agreement.

9.6     Controlling Law

   This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to choice of law rules of any other jurisdiction.

9.7Consent to Jurisdiction, etc.

(a)SUBJECT TO SECTION 9.9, EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH ANY DISAGREEMENT, DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT (FOR PURPOSES OF THIS SECTION, A “LEGAL DISPUTE”) MAY ONLY BE BROUGHT IN THE DELAWARE COURT OF CHANCERY (OR, IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY OTHER COURT OF THE STATE OF DELAWARE OR, IN THE CASE OF CLAIMS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) (THE “DESIGNATED COURTS”).  THE PARTIES AGREE THAT ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO ANY LEGAL DISPUTE SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HEREBY WAIVES THE RIGHT TO ASSERT, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY LEGAL DISPUTE, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION 9.7 AFTER THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

(b)EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF

CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

9.8     Specific Performance

   Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Company, Green Plains and the Buyers would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

9.9Arbitration

(a)Except (i) to the extent otherwise provided in Section 9.8 with respect to specific performance or other equitable relief, or (ii) as otherwise specifically provided in this Agreement, in the event of any claim, dispute or controversy arising out of, relating to or in connection with this Agreement (including any schedule or exhibit hereto) or the breach, termination or validity thereof or the negotiation, execution or performance thereof (including, without limitation, any claims alleging intentional misrepresentation, fraud or willful misconduct) (a “Claim”), the disputing Parties shall first attempt to settle such Claim in the first instance by mutual discussions between representatives of senior management of each such Party.  Within ten (10) business days of the receipt by a Party or Parties of a notice from another Party or Parties of the existence of a Claim (the “Arbitration Notice”), the receiving Party or Parties shall submit a written response to the other Party or Parties (the “Response”).  Both the Arbitration Notice and the Response shall include a statement of each disputing Party’s position with regard to the Claim and a summary of arguments supporting that position.  Within ten (10) business days of receipt of the Response, the executives of the respective Parties shall meet and attempt to resolve the Claim.  All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such negotiations shall be admissible for any purpose in any subsequent proceedings.  If any Claim is not resolved within ten (10) business days of receipt of the Notice (or within such longer period as to which the Parties have agreed in writing), then the Claim shall be submitted to arbitration in accordance with Section 9.9(b).

(b)Any Claim not timely resolved in accordance with Section 9.8(a), shall be finally and exclusively resolved by arbitration in accordance with the then prevailing American Arbitration Association (“AAA”) Rules and Procedures.  There shall be a single arbitrator.  The disputing Parties shall have five (5) business days from commencement of the arbitration to agree on a single arbitrator.  Failing timely agreement, the arbitrator shall be selected by AAA.  All arbitration pursuant to Section 9.9(c) shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such arbitration shall be admissible for any purpose in any subsequent proceedings.  The place of arbitration shall be Wilmington, Delaware.  Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.  The award shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered in any court having jurisdiction.

(c)By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.  The Parties hereby submit to the exclusive jurisdiction of the Designated Courts for the purpose of an order to compel arbitration, for preliminary relief in aid of arbitration or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrator(s), and to the non-exclusive jurisdiction of the Designated Courts for the enforcement of any award issued hereunder.

(d)By executing and delivering this Agreement and subject in all cases to Sections 9.9(a) through (c), the Parties, irrevocably (i) accept generally and unconditionally the jurisdiction and venue of the Designated Courts for such purpose; (ii) waive any objections which such Party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in the Designated Courts and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 9.1; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

9.10Legal Representation

(a)Each Buyer for itself and its Affiliates, including the Company and its Subsidiaries, and for its and their respective successors and assigns, irrevocably acknowledges and agrees that all communications between Green Plains or its Affiliates, including the Company or its Subsidiaries, and its or their counsel, including Husch Blackwell LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of Green Plains or their Affiliates, including the Company or its Subsidiaries, and their counsel and would not be subject to disclosure to any Buyer or its Affiliates in connection with any process relating to a dispute, litigation or proceeding arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be privileged communications between Green Plains or its Affiliates, including the Company or its Subsidiaries, and such counsel and none of any Buyer, any Affiliate of any Buyer or any Person acting or purporting to act on behalf of or through any Buyer or any Affiliate of any Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to such Buyer or any Affiliate of such Buyer, including the Company or its Subsidiaries, and not Green Plains or its Affiliates. For the avoidance of doubt, the parties to this Agreement agree that all pre-Closing communications between or among Husch Blackwell LLP, the Company, and Green Plains that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege and all other rights to any evidentiary privilege belong to the Green Plains and may be controlled by the Green Plains and shall not pass to or be claimed by any Buyer or the Company. Prior to the Closing, Green Plains and the Company may retain and remove all documents, emails and other non-email electronic documents concerning any merger, acquisition or sale of the Company or any of its assets. It is acknowledged and agreed to by the Parties that a failure by the Company and Green Plains to remove materials identified in the foregoing sentence, to the extent that such materials are otherwise protected by the attorney-client or work product privileges, is inadvertent and that Green Plains shall, after receiving written notice from any Buyer of said failure, to the extent discovered and known by such Buyer to constitute materials identified in the foregoing sentence, have ninety (90) days (the “Recovery Period”) to request the return of such documents from such Buyer and/or the Company and its Subsidiaries. At all times prior to the lapse of the Recovery Period, each Buyer agrees not to knowingly take any actions (and will cause the Company and its Subsidiaries not to knowingly take any actions) with regard to the documents that would be inconsistent with such claims of privilege.

(b)Each Buyer acknowledges that its consent and waiver under this Section 9.10 is voluntary and informed and that such Buyer has obtained independent legal advice with respect to this consent and waiver.  Without limiting anything set forth in this Agreement, each Buyer acknowledges and agrees that Green Plains is relying on the foregoing consent and waiver set forth in this Section 9.10.

9.11     Severability

   The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

9.12     Amendment

   This Agreement may not be amended, modified or supplemented except by written agreement of the Parties hereto.

9.13     Counterparts

   This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original, and all of which counterparts taken together constitute but one and the same instrument.  Facsimile signature pages and signature pages scanned electronically will be deemed originals for all purposes and may be attached to copies of this Agreement as originals.

9.14     Enforcement of Certain Rights

   Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

9.15     Waiver

   Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party.    A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

9.16     Integration

   This Agreement and the Ancillary Documents supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement between the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender
COMPANY:

GREEN PLAINS CATTLE COMPANY LLC

		By:	/s/ Todd Becker
		Name:	Todd Becker
		Title	President and Chief Executive Officer of Green Plains Inc.
Sole Manager of Green Plains Cattle Company LLC

Address for Notices:

1811 Aksarben Dr.
Omaha NE 68106
Attn: Joel Jarnagin
Email:

With a copy, which shall not constitute notice, to:

1811 Aksarben Dr.
Omaha NE 68106
Attn: Chief Legal & Administration Officer
Email: michelle.mapes@gpreinc.com

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender
GREEN PLAINS:

GREEN PLAINS INC.

		By:	/s/ Todd Becker
		Name:	Todd Becker
		Title	President and Chief Executive Officer

Address for Notices:

1811 Aksarben Dr.
Omaha NE 68106
Attn: President and CEO
Email: todd.becker@gpreinc.com

With a copy, which shall not constitute notice, to:

1811 Aksarben Dr.
Omaha NE 68106
Attn: Chief Legal & Administration Officer
Email: michelle.mapes@gpreinc.com

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender
BUYERS:

TGAM AGRIBUSINESS FUND HOLDINGS-B LP

By: TGAM Agribusiness Fund GL LLC, its General Partner

		By:	/s/ Daniel Masters
		Name:	Daniel Masters
		Title	Managing Director

Address for Notices:

221 1st St.
Davis, California 956616

With a copy, which shall not constitute notice, to:

Greenberg Traurig, LLP
4 Embarcadero Center, Suite 3000
San Francisco, CA 9411
Attn: Marc Baluda, Esq.
Email: baludam@gtlaw.com

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender

STEPSTONE ATLANTIC FUND, L.P.

		By:	/s/ Kirsty McGuire
		Name:	Kirsty McGuire
		Title	Deputy General Counsel

Address for Notices:

Level 43, Governer Phillip Tower
One Farrer Place
Sydney NSW 2000, Australia

With a copy, which shall not constitute notice, to:
StepStone Group LP 4275 Executive Square, Suite 500
La Jolla, CA 92037 Telephone: +1 858.558.9700
Fax: +1 858.558.9701 Email: reporting@stepstoneglobal.com

Signature Page to Securities Purchase Agreement

SCHEDULE A

Calculation of Book Value

(see attached)

Schedule A

SCHEDULE B

Buyers

Buyer Name	Number of Purchased Interests	Pro Rata Share
TGAM Agribusiness Fund Holdings-B LP	435,266	87.053%
StepStone Atlantic Fund, L.P.	64,734	12.947%

Schedule B